SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               Amendment No. 3 to
                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   UMDN, INC.
             (Exact name of Registrant as Specified in Its Charter)

         Delaware                        7299                       95-4817171
(State or other jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)    Classification Code)       Identification No.)

                                   UMDN, Inc.
                               217 Ashland Avenue
                         Santa Monica, California 90405
                                 (310) 396-1475
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)
                                   Kent Keith
                                    President
                                   UMDN, Inc.
                               217 Ashland Avenue
                         Santa Monica, California 90405
                                 (310) 396-1475
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                                   Copies to:
                         Christopher P. O'Connell, Esq.
                   Parker, Milliken, Clark, O'Hara & Samuelian
                        333 South Hope Street, 27th Floor
                       Los Angeles, California 90071-1488
                                 (213) 683-6500

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If this Form is post-effective amendment filed pursuant to Rule 462(d) under the
Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
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If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box.
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
                         CALCULATION OF REGISTRATION FEE
--------------------------------------- ------------------ -------------------- ------------------- ------------------
                                                                Proposed             Proposed
         Title of Each Class               Amount to be     Offering Price Per   Maximum Aggregate       Amount of
      of Shares to be Registered            Registered             Share           Offering Price    Registration Fee
---------------------------------------  ------------------ -------------------- ------------------- ------------------
Common Stock, $.0001 Par Value per share  2,650,000 shares          $.50(1)         $1,325,000             $122.00
--------------------------------------- ------------------ -------------------- ------------------- ------------------

     (1) No market currently exists for the common stock of UMDN, Inc. Proposed Offering Price Per Share estimated solely for purposes of calculating the Registration Fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

--------------------------------------------------------------------------------
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 Subject to Completion; dated September 25, 2002

PROSPECTUS          The information in this prospectus is not complete
                    and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                          2,650,000 Shares Common Stock

                                   UMDN, Inc.
                                  Common Stock

          This is an initial public offering of shares of common stock of UMDN, Inc. All of the shares are being sold by our present shareholders or, in the case of 200,000 shares, by the holder of an outstanding option to purchase those shares. If that option is fully exercised we shall receive $4,000, or $.02 per share. We shall not receive any of the proceeds from the sale of the rest of our shares by the selling shareholders. There is no agreement among the selling shareholders to coordinate their sales of shares of our common stock.
          Prior to this Offering, there has been no public market for the common stock. There can be no assurance that any market for the common stock will develop as a result of this Offering.
          The selling shareholders have advised us that, until a market develops for our common stock, they will sell their shares for prices ranging from $.10 per share to $.50 per share. These prices cannot necessarily be expected to bear any relationship to customary determinants of the value of shares of public companies, such as the history of, and prospects for, our business; past sales prices of our common stock in private transactions; an assessment of our management; our present operations; our market capitalization and general conditions in the securities markets.
          If and when a public market for our common stock does develop, the prices at which the selling shareholders may sell their shares will be determined by that market or will be privately negotiated between the selling shareholders and their respective buyers.
          We do not expect that our common stock will qualify, at least initially, for inclusion on The Nasdaq Stock Market. Inclusion of our shares on the OTC Bulletin Board or the Pink Sheets will depend on the willingness of broker-dealers to register with The Nasdaq Stock Market, Inc., which regulates all broker-dealers, to submit quotations for our shares.
          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE "RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.
        ----------------------------------------------------------------
          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS APPROVED OR DISAPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTA-TION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        ----------------------------------------------------------------

          The date of this Prospectus is ____________, 2002


                                TABLE OF CONTENTS


                                                                                                              Page

Prospectus Summary............................................................................................ 4
The Offering.................................................................................................. 4
Summary Financial Information................................................................................. 5
Risk of Investing in Shares of Our Common Stock............................................................... 5
     Risks Related to our Business............................................................................ 5
     Risks Associated With Our Securities..................................................................... 9
Special Note Regarding Forward-Looking Statements.............................................................11
Use of Proceeds...............................................................................................11
Management's Discussion and Analysis of Financial Condition and Results of Operations.........................12
Our Business..................................................................................................15
Legal Proceedings.............................................................................................21
Directors, Executive Officers, Promoters and Control Persons..................................................22
Executive Compensation........................................................................................24
Security Ownership of Certain Beneficial Owners and Management................................................25
Certain Transactions..........................................................................................26
Description of Securities.....................................................................................26
Selling Shareholders..........................................................................................30
Distribution..................................................................................................31
Disclosure of Securities and Exchange Commission Position on Indemnification
     for Securities Act Liabilities...........................................................................32
Reports to Securityholders....................................................................................33
Legal Matters.................................................................................................33
Experts.......................................................................................................33
Available Information.........................................................................................33
Financial Statements..........................................................................................35

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

          This summary highlights certain information contained elsewhere in this Prospectus. It may not contain all of the information that is important to your investment decision. You should read the following summary together with RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK and the more detailed information regarding UMDN and our financial statements and the related notes appearing elsewhere in this Prospectus.

                                   UMDN, INC.

          We are a marketing company. We have created a benefits program, that we believe is unique, specifically for union and association members. Our goal is to extend the collective bargaining power of the unions and associations to purchasing power with local and national businesses. We enroll members of unions and other large groups of consumers bound together by a common interest, which we call "affinity groups," to use their collective buying power to elicit discounts from businesses wanting to access these groups of consumers. We provide the means, through live operators, an online interface and printed materials, for our members easily to find and patronize these businesses. We have engaged the services of Mr. Larry Hagman, who is probably best known for playing J.R. Ewing on the Dallas television series, to act as our spokesperson for our marketing campaign. We currently have over 285 businesses that have agreed to provide discounts to our members. These benefits are currently being actively promoted by unions and associations representing approximately 300,000 members. Approximately 25,000 members are in our database and receive information directly from us. The balance of those members receive information about us from their unions or associations. See OUR BUSINESS - Marketing.

          Unlike other group marketing organizations, we derive our revenue solely from the businesses that provide these discounts, although, at present, only 82 of those businesses are making payments to us. See OUR BUSINESS - Present Operations. We do not derive any revenue, whether as subscriptions or dues or otherwise, directly from our members. We commenced operations in the Los Angeles metropolitan area in late 1998 and seek to expand these operations both in Los Angeles and in other metropolitan areas where we believe there are concentrations of union members.

          Our  offices  are  located  at  217  Ashland  Avenue,   Santa  Monica,
California 90405; and our telephone number is 1-310-396-1475.

                                  THE OFFERING

Shares offered by selling shareholders.................2,650,000 shares of common stock (including 200,000 shares issuable upon exercise of option; see SELLING SHAREHOLDERS - Option)

Shares outstanding before this Offering................14,924,000 shares of common stock

Shares outstanding after this Offering.................15,124,000 shares of common stock, if option exercised in full

Proceeds...............................................We shall only receive $.02 per share, or a maximum of $4,000, if the option is fully
                                                       exercised. The remaining proceeds of this Offering
                                                       will be received by the selling shareholders.
                                       4

                          SUMMARY FINANCIAL INFORMATION

          The following summary financial information is derived from the more detailed financial statements appearing elsewhere in this Prospectus. This information should be read in conjunction with those financial statements and their related notes and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS included elsewhere in this Prospectus. The financial information set forth below is audited with respect to the August 31, 2001, financial statements.

Description                                                Year Ended                        Nine Months Ended
                                                            August 31                             May 31
                                                ---------------------------------- --------------------------------------
                                                                                                (unaudited)
                                                     2000              2001            2001              2002
                                                     ----              ----            ----              ----

Revenue                                            $   97,812       $   67,842     $  54,245          $  63,417
Loss from operations                               $ (152,390)      $ (376,775)    $(223,116)         $(242,768)
Net loss                                           $ (156,458)      $ (390,991)    $(233,344)         $(258,261)
Basic and diluted loss per share                   $        -       $    (0.11)    $   (0.07)         $   (0.03)

                                                                                                   As of
                                                         As of August 31                       May 31, 2002
                                                ---------------------------------- --------------------------------------
                                                     2000              2001                     (unaudited)
                                                     ----              ----                     -----------

Cash                                               $      171       $   30,704                        $   3,131
Working Capital Deficiency (excluding              $  (81,660)      $  (59,521)                       $(115,809)
deferred offering costs)
Total Assets                                       $   21,800       $   49,561                        $ 123,532
Total long-term debt                               $   93,877       $  127,068                        $ 272,185
Proprietor/stockholders' deficiency                $ (158,807)      $ (168,042)                       $(270,303)

                RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK

          You should carefully consider the following risk factors and all other information contained in this Prospectus before investing in our common stock. Investing in our common stock involves a high degree of risk. The following risks are the material risks that could adversely affect our business, financial condition and results of operations and could result in a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS
-----------------------------

WE HAVE A LIMITED OPERATING HISTORY SO IT MAY BE DIFFICULT TO ASSESS OUR FUTURE PROSPECTS

          We have been in business since late 1998. To date, we have generated only limited revenues from our operations and have depended for our continued existence primarily on investments from our principals, their family members and a limited number of outside investors. We expect that we shall continue to experience negative cash flow until our business becomes more mature with a stable base of both members and local and national businesses. Our limited operating history offers little information to serve as a basis for evaluating us and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their early stage of development encounter. Our success depends upon our ability to address those risks successfully. They include, among other things:

          o Whether we can assemble and maintain the necessary resources, including financial resources, that we shall need to enter the markets we have identified and to provide a continuing value to our clients;

          o Whether we can continue to build and maintain a strong management team that can develop and execute our business strategy and respond effectively to changes in the markets for our services;
          o Whether we can successfully establish relationships and develop networks in major metropolitan areas other than Los Angeles;
          o    Whether we can implement our sales and marketing strategy; and
          o Whether we can further develop and manage strategic relationships with unions and retailers to maximize acceptance of our services.

          If we do not succeed in addressing these risks, our business likely will be materially and adversely affected.

IF WE DO NOT OBTAIN FINANCING DURING 2002, OUR BUSINESS WILL BE CURTAILED

          We believe that we have sufficient cash resources to enable us to continue our present operations through the end of 2002. Our independent public accountants have included an explanatory paragraph in their report on our financial statements indicating there is a substantial doubt about our ability to continue as a going concern. We believe that the implementation of our business plan sufficient for us to become self-sustaining will require a cash infusion of approximately $750,000. We would devote all of this sum to the development of the Los Angeles market and believe that we can become self-sustaining by just developing this market. We would require additional financing to expand beyond this market. We have no commitments for this capital nor even any assurance that this capital will be available to us. The terms of this capital, if available at all, may be burdensome to our then existing shareholders, including the investors in this Offering. If we are unable to obtain financing of this magnitude by the end of this year, we expect to curtail our operations by significant reductions in personnel and in the time spent on our business by Mr. and Mrs. Keith. Mr. and Mrs. Keith have agreed to lend us funds and have advised us that, if they are able to sell all or a significant portion of their shares in this Offering, the amount available to lend will increase. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL AND RESULTS OF OPERATIONS. We anticipate that one of the primary effects of this Offering will be the creation of a public market for our Common Stock. If Mr. and Mrs. Keith are unable to sell sufficient shares to permit them to increase their loan to us, our remaining cash resources are more likely to be depleted before we are able to obtain the necessary financing. Likewise, if a public market for our common stock does not develop, obtaining the necessary financing will be substantially more difficult if it is obtainable at all.

IF WE ARE UNABLE TO COORDINATE THE GROWTH OF BOTH MEMBERS AND BUSINESSES, OUR PROSPECTS WILL BE REDUCED

          The growth of our business requires the coordinated growth of its two complementary components: membership and the businesses to provide discounts to that membership. On the one hand, without the businesses to provide the discounts, there is nothing to attract members; and, on the other, without the members to shop at those businesses, there is nothing to attract the businesses. If we are unable to coordinate this growth, we may suffer a loss of either members, if there are insufficient businesses, or businesses, if there are insufficient members. To date, we have not had the resources necessary to market effectively to either component on a significant scale, much less to both simultaneously. To create and sustain a viable business with positive cash flow will require an ongoing, sophisticated, expensive direct marketing campaign. Based on our limited experience to date, we believe that a properly designed and executed marketing campaign should attract new members, stimulate members' patronage and create recognition among various local and national businesses which should enable us to monitor and govern the growth of each component. We have not been in a position to test this belief with an expanded campaign and, therefore, cannot be sure that it will prove to be correct on a large scale.

IF WE ARE UNABLE TO SCALE-UP OUR BUSINESS MODEL AND KEEP IT FLEXIBLE, OUR GROWTH WILL BE LIMITED

          We have developed our business model through our experience with union locals in Los Angeles, initially those in the entertainment industry and, recently, in other industries. Members of the entertainment industry may not be typical of unionized workers in other, more traditional unionized industries, such as autoworkers, steelworkers, construction workers or electrical workers. In addition, the demographics of Los Angeles may differ from the demographics of other metropolitan areas and the demographics of various unions within each metropolitan area may also differ. These demographics may also change over time within metropolitan areas and particular unions. To be successful, therefore, we expect to need to be able to adapt our business model to these many variables. If we cannot do so, our potential for growth will be limited to those markets that are similar to the market in Los Angeles, which will limit our expansion possibilities.

WE MAY HAVE LIABILITY TO BOTH MEMBERS AND BUSINESSES

          We are essentially a sales and marketing company. We provide a pre-selected group of consumers to a pre-selected group of service and retail businesses. Should a dispute arise between one or more of our members and one or more of the businesses that provide goods and services to our members, it is possible that we might become enmeshed in that dispute if either side decides that we sponsored the other or that we are the agent of the other. We endeavor to address this issue by providing in our contracts with business providers and the terms of service with our members that we have no liability in these circumstances; however, it is always possible that a court or jury could conclude that, despite our efforts and disclaimers, we have liability to one or the other of the parties in such a dispute.

WE MAY FACE COMPETITION FROM SIGNIFICANTLY LARGER BUSINESSES, WHICH MAY LIMIT OUR ABILITY TO IMPLEMENT OUR BUSINESS PLAN

          Our primary target market, union members, is a highly desirable consumer segment. The competition for this market is intense. There are several companies that currently work with unions to provide benefits, products or services, or some combination, to both unions and their members, although, to our knowledge, none of these companies works with unions to create or promote discount networks. Many of these companies that work with unions in other ways and other potential competitors that do not actively target unions and their members at present have substantially greater resources than we do. Many of these competitors and potential competitors may also have greater brand recognition and better connections within the unions than we do. Direct competition from these competitors and potential competitors could have a substantial adverse effect on our business.

          Our business model is not legally protectible. The barriers to entry into our market are relatively low. Our success will depend, in large part, on our ability to achieve brand recognition in a very short period of time and to provide continuous real value to our members. Our members will be recruited on the basis of their affiliation with a union or other affinity group and will have no investment in their membership. We cannot assume that they will have any loyalty to us or the businesses that become part of their discount network unless we and those businesses continue to provide value to them.

          Our marketing efforts will be directed at the union members themselves as well as at various union officials who will make decisions about associating their union with UMDN and promoting that association. It will be extremely important to retain the goodwill of the unions and their officials.

          If we are unable to sustain our marketing efforts, we can expect either that our members will no longer patronize the businesses that become part of our network or attrition in our membership base. Either of these conditions can be expected to impact adversely our ability to attract new businesses to our networks.

IF OUR KEY PERSONNEL WERE NO LONGER AVAILABLE, OUR BUSINESS WOULD BE ADVERSELY AFFECTED

          We depend heavily on the management and vision of our principals, Kent and Starla Keith, who are husband and wife, for both daily operations and strategic planning. The loss of the services of either Kent or Starla Keith would severely and adversely impact our business. Among the factors that might cause us to lose the services of either Kent or Starla Keith, the business relationship between them, from which we believe we derive a significant benefit, might be adversely affected by any deterioration in their personal relationship. In addition, if we are unable to provide sufficient compensation to Mr. and Mrs. Keith, they may be forced to seek other employment, which would reduce their ability to provide their services to us. Our relationship with Mr. Larry Hagman is also critical to our marketing efforts. The loss of his services would require that we re-tool the marketing campaign that we are creating. His contract with us only requires that he perform his services on our behalf at times and under circumstances with which he is comfortable. This contract is terminable by either party without cause at any time and does not restrict Mr. Hagman from performing similar services for a competitor.

          In order for us to manage the growth that we anticipate, we shall require the services of additional senior management level personnel as well as other employees to perform critical administrative, financial, marketing, sales and customer service functions. We have no assurance that we shall be able to attract and retain the management and other personnel that will be necessary for our success.

MANAGEMENT HAS BROAD DISCRETION IN IMPLEMENTING OUR BUSINESS PLAN.

          The scalability and portability of our business model remain untested. If, in our judgment, our business model requires modification, we intend to effect that modification and to implement the modified business model, which might differ materially from the business plan outlined in this Prospectus. Investors in our common stock will therefore entrust their investments to our management's judgment.

BECAUSE OUR OFFICERS AND DIRECTORS ARE PROTECTED BY LIMITATIONS ON THEIR LIABILITY TO US AND TO YOU ND BY THEIR INDEMNIFICATION, UNDER OUR CERTIFICATE OF INCORPORATION AND BYLAWS, THEY ARE NOT LIABLE TO YOU FOR LOSSES AND LIABILITIES RESULTING FROM THEIR MANAGERIAL ACTS.

          Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation and bylaws provide, however, that the officers and directors have no liability to the shareholders for losses sustained or liabilities incurred arising from any transactions entered into in their managerial capacities, unless they violate their duty of loyalty, do not act in good faith, engage in intentional misconduct, engage in a knowing violation of the law, approve an improper dividend or stock repurchase or derive an improper benefit from the transaction. As a result, we and you have a more limited right to action than would have been available if such provisions were not present. Our certificate of incorporation and bylaws also require us to indemnify our officers and directors against any losses or liabilities they may incur as a result of the manner in which they operated our business or conducted our internal affairs, provided that in connection with these activities they acted in good faith and in a manner which they reasonably believed to be consistent with (or, at least, not against) our best interest, and their conduct did not constitute gross negligence, misconduct or a breach of their fiduciary obligations to us and you.

RISKS ASSOCIATED WITH OUR SECURITIES
------------------------------------

OUR COMMON STOCK HAS NEVER BEEN TRADED; THEREFORE, PRICES FOR OUR COMMON STOCK MAY DECLINE FROM THE PRICES PAID BY INITIAL INVESTORS.

          At present there is no public market for the shares of our common stock offered hereby and there can be no assurance that a public market for these shares will develop or that any shareholder will be able to liquidate his investment without considerable delay, if at all. There is no underwriter engaged to coordinate sales by our selling shareholders. There can be no assurance that any brokerage firm will act as a market maker of our securities. If a market should develop, the price of our common stock may be highly volatile because of the lack of any coordination among the selling shareholders. In addition, an active trading market for our common stock may not develop or be sustained. The sale of an aggregate of 2,650,000 shares for cash may depress the market price of our common stock. Factors such as those discussed in this RISKS OF INVESTING IN OUR COMMON STOCK section may have a significant impact on the market price of our common stock. Due to the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock. Even if a purchaser finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price.

WE DO NOT INTEND TO PAY DIVIDENDS TO OUR STOCKHOLDERS.

          We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. Even if we determine to pay dividends to the holders of our common stock, we can provide no assurance or guaranty that such dividends will be paid on a regular basis.

WE SHALL INCUR SIGNIFICANT EXPENSES IN EFFECTING THIS OFFERING.

          We estimate that we shall incur significant expenses of approximately $100,000 in connection with this Offering. These expenses will decrease the amount of funds which would otherwise be available for use in our operations.

WE MAY SELL ADDITIONAL SHARES OF OUR COMMON STOCK WITHOUT SHAREHOLDER CONSENT, WHICH WILL DILUTE THE INVESTORS' PERCENTAGE INTEREST IN UMDN.

          We intend to seek to raise additional capital after completion of this Offering and may do so by issuing additional shares of our common stock. Our management will have the right to determine the number of shares that we shall offer and the purchase price per share without the consent or approval of the investors. In addition, the investors in this Offering will have no right to purchase shares in any subsequent offering in order to maintain their percentage ownership interest in UMDN.


NO MARKET CURRENTLY EXISTS FOR THE SHARES OF OUR COMMON STOCK, AND NONE MAY DEVELOP FOLLOWING THIS OFFERING. NO PRIOR MARKET EXISTS FOR THESE SHARES. THESE SHARES WILL NOT QUALIFY FOR LISTING ON NASDAQ. OUR COMMON STOCK MAY ONLY TRADE OVER-THE-COUNTER OR ON THE BULLETIN BOARD.

          Under the current rules relating to the listing of shares on NASDAQ we must have:

          o    three registered and active market makers;

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
          o stockholders' equity of at least $5 million, market capitalization of at least $50 million, or net income of at least $750,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;
          o operating history of at least one year or market capitalization of $50 million;
          o    public float of at least 1,000,000 shares;
          o    market value of public float of at least $5 million;
          o    a minimum bid price of $4.00 per share; and
          o at least 300 stockholders who own at least 100 shares each among other requirements.

          For a continued listing, a company must maintain:

          o two registered and active market makers, one of which can be a market maker entering a stabilizing bid;
          o stockholders' equity of at least $2.5 million, market capitalization of at least $35 million, or net income of at least $500,000 in the most recently completed fiscal year or in two of the last three most recently completed fiscal years;
          o    a public float of at least 500,000 shares;
          o    market value of public float of at least $1 million; and
          o    a minimum bid price of $1.00 per share, among other requirements.

          Our common stock will not initially be eligible for listing on The Nasdaq Stock Market. Our shares should, however, be eligible for trading on both the OTC Bulletin Board operated by The Nasdaq Stock Market, Inc. and the Electronic Quotation Service operated by The Pink Sheets, LLC. These markets have been created for shares that do not meet the listing requirements of The Nasdaq Stock Market. The establishment of a market for our common stock in either venue, however, will depend on the willingness of one or more broker - dealers to register with the Nasdaq Stock Market, Inc. to submit bid and ask quotations for our shares. Neither we nor the selling shareholders have received any assurances that any broker-dealer would be wiling to do so.

SHOULD THE COMMON STOCK REMAIN TRADING ONLY IN THE OVER-THE-COUNTER MARKET, LIQUIDITY IN THE COMMON STOCK MAY BE SEVERELY LIMITED.

          Stocks in the OTC bulletin board or pink sheet market ordinarily have much lower trading volume than on The Nasdaq Stock Market. Very few market makers take interest in shares traded over-the-counter; and, accordingly, the markets for such shares are less orderly than is usual for Nasdaq stocks. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of common stock in any significant amount can generally not be absorbed without a dramatic reduction in price. Moreover, thinly traded shares in the over-the-counter markets are more susceptible to trading manipulations than is ordinarily the case for more actively traded shares. As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our shares.

PENNY STOCK REGULATIONS MAY IMPOSE ADDITIONAL RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

          The Securities and Exchange Commission (the "Commission") has adopted regulations which generally define a "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, our common stock is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny

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
stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to trade our securities and may affect the ability of investors to sell our securities in the secondary market and the price at which such investors can sell any such securities.

          Stockholders should be aware that, according to the Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

          - control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

          - manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

          - "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

          - excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

          - the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

          Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          Some of the statements under PROSPECTUS SUMMARY, RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK, MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS, OUR BUSINESS and elsewhere in this Prospectus constitute forward-looking statements. These statements involve risks known to us, significant uncertainties and other factors which may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under RISKS OF INVESTING IN SHARES OF OUR COMMON STOCK and elsewhere in this Prospectus.

          In some cases, you can identify forward-looking statements by terminology, such as "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined above. These factors may cause our actual results to differ materially from any forward-looking statements.

          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this Prospectus.

                                 USE OF PROCEEDS

          We shall receive no proceeds from this Offering. We may receive up to $4,000 upon the exercise of an option to purchase 200,000 shares of our common stock at $.02 per share. These 200,000 shares are included in this Offering. To the extent that Mr. and Mrs. Keith receive proceeds from the sale of their shares, they have advised us that they will use those proceeds for their living expenses, thus increasing our available cash resources. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

          There is no public market for the shares of our common stock. The selling shareholders will determine the price or prices at which they will offer their shares. Among the factors we anticipate that they may consider in doing so are: the history of, and the prospects for, our business; past sales prices of our common stock; an assessment of our management; our present operations; our development and the general conditions of the securities markets at the time of this Offering. The prices for the shares cannot necessarily be expected to bear any relationship to our assets, earnings, book value or any other recognized criteria of value.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

          THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE
FINANCIAL   STATEMENTS  AND  RELATED  NOTES  OF  UMDN,  INC.  INCLUDED  IN  THIS
PROSPECTUS, BEGINNING ON PAGE 36.

          We began operations in 1998 as a sole proprietorship. Prior to incorporation, our principals, Kent and Starla Keith, invested approximately $150,000 in testing and refining the core concepts of our business model. This process has continued through the date of this Prospectus, with additional loans of approximately $250,000 and investments of approximately $325,000 provided by our principals, their relatives and a small group of other stockholders. We believe that we have demonstrated the feasibility and viability of our business notwithstanding the losses that we have sustained in the years ended August 31, 2000, and 2001.

          Our business model requires that we simultaneously build both a network of fee-paying businesses and a membership base to patronize those businesses. We derive our revenues solely from the business providers with which we contract to provide goods and services to our members. We do not levy a membership or subscriber charge on our members. Since inception, we have not had the financial resources to market to either of these groups in a robust manner, much less to both simultaneously. We have, therefore, switched the focus of our limited personnel and financial resources from sales, to website and database development, to union and member recruitment as our needs and growth in each area have dictated. We believe that we simply need the means to allow us to market effectively to both members and business providers simultaneously to achieve profitability. During the past three years, we have demonstrated our ability to sell our program to business providers and the willingness of local unions to market our program to their members. The growth necessary to create a viable business from this opportunity with positive cash flow will require an ongoing, sophisticated and expensive marketing program. We believe that a

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
properly designed and executed marketing campaign will bring new active members and increase usage as well as create recognition among various local and national businesses. The goal of this campaign is a large, active membership patronizing our business providers and enabling those business providers to justify continuing to make the monthly payments to us on which our success depends.

          During the fiscal year ended August 31, 2001, our revenues decreased to approximately 69% of their levels for the prior fiscal year. This decrease was due primarily to a shift in the focus of our activities and limited resources from creating a large, viable network of business providers to increasing union support and recognition of the UMDN program. We anticipated the short-term negative impact on our revenues but believe that the long-term health of the UMDN program will be positively affected by our efforts to increase membership and usage of our discount network. Our revenues in the fiscal year ended August 31, 2000, included revenues from a number of business providers that discontinued their monthly payments in the fiscal year ended August 31, 2001, because they did not receive sufficient patronage from our members. We have continued to include many of these business providers in our program in order to maintain a robust network for our membership so long as they undertake to reinstate their payment program once we have increased our membership. See OUR BUSINESS - Present Operations.

          In May, 2001, we realized that we could not sustain our operations from either additional investments from our previous financing sources or from internally generated funds. In an effort to obtain access to capital markets and raise the funds necessary to implement our business plan fully, our shareholders exchanged all of their shares for shares of the capital stock of Delta Capital Technologies, Inc., a small public company. Due to the difficult capital markets at the time, however, Delta was unable to provide us with sufficient financing; and our shareholders exercised an option in their agreement with Delta to rescind this transaction on November 1, 2001, by exchanging the shares they had received in Delta for the shares they had assigned to Delta. During the period that Delta was the holder of a majority of the shares of our outstanding common stock, we were able to raise $175,000 through a private placement of units consisting of shares of our common stock and warrants to purchase additional shares of our common stock and we received an investment of an additional $30,000 in our common stock directly from Delta and its affiliates. The investors who purchased shares of our common stock in that private placement retained those shares. Thus the percentage ownership of our shares by our former shareholders immediately after the rescission of the Delta transaction was slightly smaller than their 100% ownership immediately prior to the original Delta transaction.

          This distraction of our resources to financing activities also contributed to lower revenues in the year ended August 31, 2001, compared to the prior period. In addition, our expenses increased dramatically, from $250,202 in the fiscal year ended August 31, 2000, to $444,617 in the fiscal year ended August 31, 2001. This increase is due primarily to legal and consulting fees incurred in connection with our financing activities and the Delta transactions, the accrual of interest on our outstanding indebtedness and an increase in the rate of officers' salaries. Thus the ratio of our expenses to revenues suffered as a result of both reduced revenues and increased expenses, both of which are largely attributable to the diversion of our efforts from operations to financing activities.

          Since the time that we rescinded the Delta transaction and became, once again, a private company owned by a small group of shareholders, we have simultaneously been actively seeking additional capital, redesigning and implementing improved database capabilities and increasing our sales and union marketing efforts. We accrue our revenues over the terms of our contracts with our business providers. Thus, revenues in any period include funds actually received in earlier periods and only a portion of the funds actually received during that period. See Revenue Recognition in Note 1 of Notes to Financial Statements. Our revenues in the nine months ended May 31, 2002, increased to approximately 117% of their levels in the same period in the prior fiscal year. Our revenues have also increased from quarter to quarter over the three quarters ended February 28, 2002, from $13,600 in the quarter ended August 31, 2001, to $17,640 in the quarter ended November 30, 2001, to $23,004 in the quarter ended February 28, 2002. We attribute these increases, in large part, to a shift back

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
in the allocation of our resources to a focus on the expansion of our network of business providers. Our revenues declined slightly (by $231), to $22,773, in the quarter ended May 31, 2002. We believe that this decline is temporary and is due to our making longer-term contracts with our business providers at lower rates on a per month basis than those charged with respect to shorter - term contracts that have been expiring. See OUR BUSINESS -Present Operations. Our operating results for the nine month period ended May 31, 2002, continued to be adversely impacted by the same expenses that increased dramatically in the fiscal year ended August 31, 2001.

          Our independent public accountants have included an explanatory paragraph in their report on our financial statements indicating there is a substantial doubt about our ability to continue as a going concern. We estimate that we need to raise financing for our operations of approximately $750,000. We would devote most of these funds to marketing to our members and potential members and expect to concentrate these marketing efforts on direct mail campaigns initially in the greater Los Angeles metropolitan area and then, if additional funding were available, in the New York City metropolitan area. We believe, based on our experience to date, that we should be able to achieve monthly operating profitability within nine months, and a cash flow break even within approximately fifteen months, following our receipt of $750,000 in financing. If sufficient financial and management resources are available, we anticipate that expansion to new metropolitan areas, including New York City, will occur only at such time as our then existing operations have achieved monthly profitability. We believe that our general, selling and administrative expenses as a percent of revenues will decrease as we add to our membership base and those members patronize our business providers at levels sufficient to justify their monthly payments to us. We anticipate some turnover among our providers and that we shall continually be seeking new providers within each network. We expect, however, that, as the networks mature and become more stable, the existence of a steady and expanding membership base will encourage retention of existing business providers and make the acquisition of new business providers easier and less expensive.

          We do not believe that our business should be affected by seasonal factors. Most of the services and products supplied by our network providers are utilized throughout the year. We would anticipate spending only a relatively small portion of any financing we receive on capital equipment, such as office furniture and computer workstations. See USE OF PROCEEDS.

          Our principal shareholders have committed to advance to us up to $350,000 from time to time. The amount available to be advanced, however, reduces each month by the sum of (i) the amount advanced in the prior month plus
(ii) $14,000, which is retained by Mr. and Mrs. Keith. This loan is repayable at the demand of Mr. and Mrs. Keith but only after November, 2003. The terms of the promissory note evidencing this loan provide for interest on the amount that we have borrowed to accrue at an annual rate of eight percent but do not require the payment of any portion of the principal or interest until the maturity date. If and to the extent that Mr. and Mrs. Keith receive proceeds from the sale of their shares in this Offering, they have advised us that the $14,000 retained by them each month will decrease, which will increase the portion of these funds that will be available for our operations.

          At July 31, 2002, we had borrowed $163,000 under this loan. We believe that the remaining $45,000 unborrowed under this loan should be sufficient to fund our operating expenses through the end of 2002, at which time either we must have obtained a minimum of $750,000 of financing to implement our business plan in Los Angeles or we must substantially curtail our operations by reducing the number of our employees and relying on only part time services of Kent and Starla Keith. If we are successful in our efforts in Los Angeles, however, we
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plan to expand our business on a national  scale.  See OUR BUSINESS - MARKETING.
This may require that we seek even more funding. We estimate the cost of expanding into each new metropolitan area at approximately $700,000, some of which may be derived from internally generated funds and some of which may require outside financing. At this point, we have no assurance that any funding will be available or, if it is available, that it will be on terms that will be acceptable to us and our shareholders, including the investors in this Offering.

          In addition to the loan from Kent and Starla Keith, we have borrowed $120,000 from certain of their relatives. These loans accrue interest at an annual rate of 8%. Principal and all accrued interest on these loans are due on January 3, 2004. We believe that we should be able to repay all of these loans as well as the loan from Kent and Starla Keith when they are due out of our future cash flow if we obtain the $750,000 in financing we need by the end of this year.

          As noted elsewhere in this Prospectus (see CERTAIN TRANSACTIONS and EXECUTIVE COMPENSATION), our principal shareholders are providing to us the use of their office facilities for an all-inclusive monthly rental of $1,000, which they are contributing to capital. The accommodations that we have received from Mr. and Mrs. Keith have significantly reduced our operating cash flow requirements. Should these accommodations no longer be made available to us, our operating cash flow needs would increase commensurately. If we are successful, we anticipate outgrowing our present office facilities in the near future and have taken into account the need to move to other office facilities in determining our cash requirements.

                                  OUR BUSINESS

SUMMARY

          UMDN is a marketing company which has created a benefits program specifically for union and association members. Our goal is to extend the collective bargaining power of the unions to purchasing power with local and national businesses. We enroll members of unions and other large groups of affiliated consumers to use their collective buying power to elicit discounts from businesses wanting to access these groups of consumers. We provide the means, through live operators, an online interface and printed materials, for our members to find and patronize these businesses. We have engaged the services of Mr. Larry Hagman to act as our spokesperson for our marketing campaign.
Unlike other affinity group marketing organizations, we derive our revenue solely from the businesses that provide these discounts. We do not derive any revenue, whether as subscriptions or dues or otherwise, directly from our members. We commenced operations in the Los Angeles metropolitan area in late 1998. Upon receipt of sufficient financing (see MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS), we seek to expand these operations both in Los Angeles and in other metropolitan areas where we believe there are concentrations of union members.

BUSINESS STRATEGY

          We market to members of unions and other affinity groups who do not pay any fee or increased dues for membership with us. We rely for our revenue on fees from the businesses providing goods and services to our members. Our relationship with the unions and other affinity groups is symbiotic: we increase the benefits that they make available to their members, making them more attractive to new and existing members, while they provide a significant, discrete and somewhat homogeneous group of consumers to the businesses with which we have contracts.

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
          Our business model differs from traditional affinity group marketing or discount programs. Traditional programs, such as those of the American Automobile Association, the American Association of Retired Persons and Costco, charge a fee to their members and solicit national providers to supply their members limited, well-known, discounted products and services. These national providers either pay no fee at all or they pay a small percentage of sales.

          We call the businesses that cater to our membership "Providers." There are three classes of Providers that offer goods and services to our members:
Local Providers, National Providers and Strategic Alliance Providers.

          Local Providers are generally small business establishments within each neighborhood of a major metropolitan area where we establish a Local Discount Network. We divide each metropolitan area into a number of smaller neighborhoods, each consisting of two to five zip codes. Within these smaller neighborhoods, we solicit Local Providers that provide goods and services to our members. As a general rule we seek to contract with two Local Providers of the same types of goods or services within each smaller neighborhood. Each Local Provider pays a modest monthly fee to us and agrees to provide to our members discounts that are larger than it provides to any other customer on any basis. We believe that businesses are willing both to pay a modest fee and to provide discounts if we can deliver to them a loyal customer base that ensures a significant return on their investment.

          National Providers are regional or national chains that provide popular consumer outlets for all members, whether they live inside or outside the areas where Local Discount Networks are established. National Providers offer our members discounts on goods or services purchased from them and generally pay to us a percentage of the revenues they derive from our members, although they may be contracted for a flat fee on a yearly basis. Discounts may or may not be the largest discounts available to consumers.

          Strategic Alliance Providers are regional or national service providers that provide services to our members in much the same way and for similar fee structures as National Providers, but on a private-label or co-branded basis. Examples of potential Strategic Alliance Providers include telephone services, internet service providers, insurance, credit cards, online financial services and travel services.

UNION RELATIONSHIPS

          In identifying affinity groups that would be appropriate candidates for our business, we have focused on union locals. The members of union locals are generally concentrated geographically and, often, demographically. This coincides naturally with our concept of Local Discount Networks catering to a relatively homogeneous clientele. Our experience to date indicates that unions are eager to assist us in enrolling their members because we help strengthen union loyalty by increasing benefits with no increase in dues or other costs to the unions or the members. This assistance takes a variety of forms such as including our articles in their newsletters, providing us access to their mailing lists for direct mailings, permitting us to insert our promotional pieces in their mailings, inviting us to speak to their members and referring us to other unions and other locals of the same union. This access affords us credibility, provides low-cost advertising and creates a barrier to competition. It requires, however, that we continuously work to maintain and enhance our relationships with each local.

          We actively support union activities in a variety of ways, including lending the services of our employees and our office space, speaking at union meetings and rallies and supporting union actions. In addition, we are planning the creation of two free information services directed at union members and union leaders: UnionBoycott.com and Strike411.com. These are planned as destination websites which the union community will use to identify those businesses that are being targeted by various unions due to problems organizing or negotiating contracts. We intend to brand these websites as "Operated By UMDN," with heavy cross-promotion between them and the UMDN.com website. Beyond helping to drive traffic and increasing goodwill, we believe that these websites will enable us more easily to identify businesses that may have poor relations with their unions and should, therefore, not be considered appropriate Providers. We are also considering a plan to create a charitable fund to which we would contribute one percent of our gross profits and which would support union organized charities and causes. We believe that these and similar efforts should create considerable goodwill and evidence of our activism and commitment to the union community, helping to solidify our position with the unions.

PRESENT OPERATIONS

          At present we operate two Local Discount Networks, one in Los Angeles and one in New York.

          The Los Angeles network is currently comprised of approximately 250 Local Providers located in 53 neighborhoods offering a variety of products and services in various categories, including health care, automotive, retail, restaurants, legal, financial, entertainment and others. New Local Providers are currently being added to the Los Angeles network at a rate of approximately one to two per week. The Local Providers contract for listings on the network on either a month-to-month, six month or one year basis. The contract provides a degree of exclusivity to the Local Providers; generally we agree that there will be no more than two Local Providers offering similar goods or services within each neighborhood. The fee is determined by the length of contract, coverage area and type of business. The initial fee collected with a new contract ranges between $200 and $5,000 but typically averages approximately $800. We receive the greatest benefit when the Local Providers continue to pay the fee on a monthly basis because there are no sales costs associated with the revenue at that time. Of the over 250 Local Providers in the Los Angeles network, approximately 75 are in the initial terms of their contracts with us. Recurring revenue from existing Local Providers whose initial contracts have expired is negligible. Only one to two percent of the Local Providers formally renew their contracts after their initial contracts expire. At present, approximately 82 Local Providers, including those in the initial terms of their contracts, are making payments to us. We attribute the low rate of contract renewal to both a low number of members and a low rate of usage by members, which we perceive to be due to a lack of marketing. If a Local Provider has not experienced enough usage but is willing to extend the discount, we often keep the business on the network at no charge in order to maintain a robust network for our membership. We can terminate this extension at any time and make no promises regarding exclusivity for any Local Provider continuing to provide discounts under these circumstances. Our current rate of sales in Los Angeles is being sustained by one fully commissioned outside salesperson and two telemarketers, paid hourly plus commission, who work together as a Sales Team.

          The New York network was begun ahead of the scheduled roll-out at the request of several entertainment union locals with significant bi-coastal memberships. It is comprised of 17 Local Providers that were put under contract on a promotional basis over a year ago after being solicited by telephone and an additional five whose paying contracts have expired but who continue to provide discounts to our members. Further activity in the New York network was suspended in order to focus our limited resources on the Los Angeles market. We intend to re-focus on the New York network as part of our first expansion efforts once we obtain the necessary capital.

          We currently have National Provider contracts with Avis Rent A Car, FTD, RDAY Nutritional Products and ICR Credit Repair. Avis and RDAY are contracted on a percentage of sales basis. The other accounts each paid $4,000 to $18,000 for a one-year contract. We are currently pursuing contracts with other potential National Providers.

          We are also pursuing Strategic Alliance Providers to provide discounts for members and attain revenue for UMDN in large market segments. One such market is the insurance industry where we have aggressively pursued alliances. We have contracted with Mainstay Financial, Inc. to act as an insurance broker to our members. This contract provides us revenues of $2.00 per month for each UMDN member who becomes a policyholder, with provisions for greater revenue triggered by increased volume. Additionally, through our association with Mainstay, we expect to contract with Allied Insurance Company to offer discounted home and auto insurance to our members and to advertise to our members in a co-operative, co-branded direct-mail campaign ongoing throughout 2002 and into 2003. Under the terms of this contract Allied will pay for both the mailing and materials, which will be co-developed by Allied and UMDN. Allied will provide phone quoting services as well as a co-branded web page linked to the "Insurance Services" section of our website, which will provide members with real-time quotes online.

          We have also contracted with Millenium Health Care Association, a company that facilitates health insurance for low-income families by utilizing federal and state tax incentive programs. UMDN will receive a fee of $1 per month for each UMDN member who becomes a Millenium Health Care policyholder. Additionally, all other Millenium policyholders will automatically be enrolled in UMDN as part of their benefits package, thus increasing our membership base.

          We are currently testing the use of NetCBC to ascertain the response of our members and our Providers to internet access, website hosting and development and e-commerce services provided by NetCBC. We would receive a flat fee for service on all product offerings ranging from $3 - $5 per month per user and $5 - $20 initial set up fee. We are currently evaluating new agreements and products, with both NetCBC and other internet service providers, and expect to have a nationwide Strategic Alliance in the internet service provider market within the next several months.

EXPANSION PLAN

          We have identified an initial twenty metropolitan areas in the United States, in addition to Los Angeles and New York City, in which we believe that the number and concentration of union members will enable us to create viable Local Discount Networks.

          As soon as we have the financial and management resources available, we intend to send into each of these metropolitan areas an enrollment team and account managers. We believe that the cost of creating markets in these metropolitan areas should be approximately $700,000 per metropolitan area, some of which we anticipate would be provided by internally generated funds and some of which would require financing from external sources. We anticipate that, as each market achieves monthly profitability, we shall commence development of another market provided that sufficient financial and management resources are available. The enrollment teams and account managers will be employed by independent sales organizations with which we shall contract for particular markets. Enrollment teams establish and maintain relationships with the local unions and their members. They also design and implement promotional activities targeted to member registration and usage. Account managers are the customer service team. They call on local businesses to solicit them to become Local Providers in our Local Discount Network, and they provide customer service to existing Local Providers. They also call on National Provider locations that are within their territory to provide additional customer service. We also have telemarketers in our Santa Monica offices to identify, contact and pre-qualify local businesses that are candidates to become Local Providers in the Local Discount Network and to schedule appointments with them for our account managers.

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
          Our telemarketers are also responsible for contacting potential National Providers; however we have a separate national accounts team that is responsible for the negotiation and consummation of agreements with both National Providers and Strategic Partner Providers.

MARKETING

          To supplement the activities of our enrollment teams and account managers, we advertise in targeted publications, by direct mail, at trade shows and in other local media outlets. Additionally, we have contracted with Larry Hagman to be our celebrity spokesperson. Mr. Hagman, who is probably best known for playing J. R. Ewing on the Dallas television series, has been a union member for forty years and is also a member of our advisory board. We intend to feature Mr. Hagman in most of our advertising campaigns in television, radio and print in each of our targeted metropolitan areas. Under the terms of our agreement with Mr. Hagman, he retains approval rights with respect to all marketing materials using his name or likeness and is only required to provide his services at times and under circumstances with which he is comfortable. This agreement with Mr. Hagman renews each March 1 on an annual basis and is terminable by either party without cause at any time.

          Historically, our primary means of marketing to members has been through developing relationships with Los Angeles union locals and relying on them to reach their membership with our materials, as well as through word of mouth from the union members themselves. These efforts are directed by our Union Benefits Coordinator. As we continue to market to the union community in this manner, we find ourselves with a substantial and growing database of members and an increasing willingness in the union community to trust us with their membership databases. Therefore, we are expanding our marketing efforts to direct-mail and email campaigns in order to build usage with new union members as well as with our existing members. At present, there are approximately 300,000 union and association members whose unions and associations actively promote our membership. Of these, we have approximately 25,000 members in our database. We include in our database only those members who register with us or whose unions or associations provide to us information concerning them. The 25,000 members currently in our database represent only 2.5% of the approximately 1,000,000 union members in Los Angeles and represent members in only 45 of approximately 2000 union locals in Los Angeles.

          We expect to devote most of our direct mail efforts to marketing to current and potential members and to utilize for this purpose membership lists that we have already received from a number of union locals in Los Angeles as well as lists we intend to attempt to acquire from new union affiliates and from list vendors. One goal of the direct marketing campaign is to encourage new member registration. We expect to be able to sign up large numbers of our target users, the union and association members. This is a free program, coming to them ostensibly from their own union or association as part of their benefits package.

          We recognize, however, that simply enrolling members is not the key to our success. Based on our own historical data we believe that usage is the key to our success, and our marketing resources are allocated accordingly. When we designed our network structure, it was with the idea that we must have an abundance of members available to patronize our Providers. Our business model contemplates that our neighborhood Local Discount Networks will have relatively small numbers of Providers and high numbers of members per Provider. We believe that we can accomplish this because there are so many different types of potential businesses with which we can contract. We do not need a large number of them in any one neighborhood in order to generate considerable revenue. We have estimated that our total market of union and association members and their family members in Los Angeles is approximately 3,500,000. We believe that we need only capture less than 10% of our total potential user market as members within the next two years to be successful. There are 500,000 small businesses in Los Angeles County, and we believe that we need to contract with less than 1% of this market as Providers to be successful.

          An important benefit to creating our Local Discount Networks in distinct neighborhoods is that, when we add unions with membership bases that primarily live in certain areas, we can focus our sales efforts on those neighborhoods where we know the union members live or work. Our initial target is to have approximately 105 members for every individual Provider in each Local Discount Network. Our best estimates, based on anecdotal evidence from the cross-section of Providers that we currently have, is that the average Provider needs, on average, five purchases per month from our members in order to make its association with us profitable enough that it will continue paying our monthly fees for referrals. This means that we would need fewer than 5% of our members to be active in any given month to achieve our targets.

          We have developed and refined our database and information collection techniques to provide information concerning Provider usage by our members. We believe that this data should enable us to fine-tune our marketing activities and to select the types and locations of potential Providers that will benefit our membership the most, and that will therefore benefit the most from our membership, within each neighborhood. We anticipate that these data collection and data management capabilities will be vitally important.

          While we recognize that union members, as a whole, may be somewhat homogeneous, we also recognize the significant demographic and geographic diversity of our present and prospective membership base and that different types of local Providers may be more or less appealing to different segments of this membership base. We have the ability to adapt our selection of Providers and potential Providers to each neighborhood within our Local Discount Networks and to provide some rational, predictive data to support our marketing efforts to particular prospective Providers. This same data will also enable us to provide a basis for the fees that we charge to particular local Providers and to justify different fees for different local Providers.

          We have created newsletters for both members and Providers, which are delivered through both email and conventional mail. Member targeted newsletters promote the various benefits of membership in UMDN as well as highlight individual Providers in our network. We promote activism with feature articles on the history and current state of the nation's unions. The purpose of these newsletters is to build usage of the Provider network as well as build awareness of UMDN's activism and commitment to the union community. Provider targeted newsletters feature UMDN activities which are designed to increase member traffic to the Provider businesses. This may include the activities of our spokesperson, Larry Hagman, our activities with associated unions, new unions associating with us, as well as ways the Providers can increase the value of their contract with us. These newsletters are designed as positive reinforcement of the Providers' involvement with us.

COMPETITION

          As noted earlier (see OUR BUSINESS-BUSINESS STRATEGY), traditional affinity group marketing or discount programs are generally based on a fee for membership structure, with the programs earning their revenues primarily from subscription or membership fees charged to the members and only secondarily, if at all, from the providers of goods and services to the members. To the best of our knowledge, no existing affinity group marketing or discount program utilizes small local businesses to form local discount networks. Additionally, we know of no other company that markets local businesses specifically to the union community. We believe that these components, which are the core of our business model, distinguish us from all other affinity group marketing or discount programs. Nonetheless, in the past few years there have been several companies that have tried to market their services specifically to or for unions or their members; and we expect that there will be others. There are many companies with

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
stronger ties in the union community and more resources than we currently possess that could become competitors. We believe that our most formidable competition is yet to surface and will be in the form of a potential competitor's substantial increase of its resources devoted to the development and marketing of products and services that compete with our Providers' products and services.

          The American Federation of Labor-Congress of Industrial Organizations (more commonly known by its acronym as the AFL-CIO) created a program in 1986 called "Union Privilege" (now also called "Union Plus by Union Privilege"). The purpose was to provide members consumer benefits and strengthen member recruitment. The program is built on a "Unions Choose" philosophy that necessitates that each international AFL-CIO union decide independently which Privilege programs they will endorse and how they will promote those programs to their members. Additionally, the program is not funded by union dues and, after more than fifteen years of operation, still only includes six national providers offering services at a discount and a limited self-employment or supplemental insurance program. This suggests to us that this program is not robustly managed or promoted. The six national providers in the Union Privilege program complete with some of our National Providers. The Union Privilege program does not preclude efforts by individual unions to offer other benefits to their members, such as participation in our program, even if they have chosen actively to promote Union Privilege programs. If we are successful, we anticipate that Union Privilege or others may attempt to emulate our business model.

          In order to remain successful when confronted by that challenge or the challenge of other potential competition, we shall need to maintain vigorous marketing to existing members and to adjust continually our business model to remain innovative.

OFFICE SPACE

          Our offices are currently located in a building owned by the founders. We rent our office space on a month-to-month basis, with utilities, for $1,000.00 per month which Kent and Starla Keith contribute to capital. See CERTAIN TRANSACTIONS. We anticipate, if this Offering is successful, that we shall need to relocate our operations to more conventional and larger office space.

EMPLOYEES

          We currently have six employees. In addition to Kent and Starla Keith, who are our only executive employees, we have four additional full-time employees engaged in sales, union relations and clerical functions and one independent contractor salesperson. We believe that our relations with all of our employees are good.

                                LEGAL PROCEEDINGS

          There are no material legal proceedings pending to which UMDN is a party, and we are unaware of any contemplated material legal actions against us.

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
          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

OFFICERS AND DIRECTORS

          The names and ages of our directors and executive officers are set forth below. All Directors are elected annually by the stockholders to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualified. Officers are elected annually by the Board of Directors to serve at the pleasure of the Board.

Name                       Age        Position(s) with UMDN
----                       ---        ---------------------
Kent Keith                 36         President and Director
Starla Keith               42         Secretary, Treasurer, Chief Financial
                                      Officer and Director

Maj Hagman                 73         Director
Gary Horowitz              65         Director
Michael Posner             62         Director

          The co-founders of UMDN are Kent and Starla Keith, who remain our senior management. As a general rule, Kent Keith is primarily responsible for the design and implementation of all of our information technology systems, including net development, database management and reporting; and Starla Keith is primarily responsible for all financial, human resource and administrative operations. Kent and Starla Keith together manage all sales and marketing activities, the creation and realization of our product offerings and plans for the future operation of the business.

          Prior to the founding of UMDN in 1998, Starla Keith was, from 1979 to 1984, an equity owner in, and Vice President-Sales and Marketing for, Shalimar Real Estate Inc. and Angel Investment, Inc., both Colorado-based real estate development companies. Ms. Keith was a co-owner and operator, with Mr. Keith, of First National Food Company, a restaurant located in Pacific Palisades,
California, from 1987 to 1990. Additionally, From 1992 to 1999, Ms. Keith was President of Community Properties, a California-based real estate development company of which she was also a founder, which specialized in the development of H.U.D. housing. From 1990 to 1997, Ms. Keith held the positions of Western Sales Manager, Regional Manager and District Manager with Bristol-Meyers Squibb (1996-1997), Laerdal Medical Corporation (1992-1996) and Zimmer Elektromedizin (1990-1992). Ms. Keith is currently a Trustee of the New Roads Foundation, an educational foundation dedicated to building schools in the Los Angeles area. She has also been a Trustee of AOF/Pacific Affordable Housing Corp., a California non-profit corporation. Starla Keith has been a member of the Screen Actors Guild Union for over thirteen years. Ms. Keith received a Bachelor of Science degree in Advertising/Public Relations from the University of Colorado and a Masters of Business Administration degree from Pepperdine University.

          Kent Keith began his professional career while attending San Diego State University as a Sales Manager for Balloonatiks, Inc., a California based events producer and retailer of specialty products, from 1985 to 1987. During his tenure there, Mr. Keith was directly responsible for the creation of the Wholesale Division and subsequently held the position of Division Director. Mr. Keith was co-owner and operator, with Mrs. Keith, of First National Food Company from 1987 to 1990. In 1992 Mr. Keith briefly held the position of Territory Manager for Shield Health Care, a Southern California medical supplies distributor before founding the Keith Kompany in 1992, Keith Kompany was a Los Angeles eyewear distributorship that marketed the exclusive lines of Calvin Klein, Gianfranco Ferre and others, for the world's two largest eyewear manufacturers, Marchon, Inc. and The Safilo Group, until 2000. Additionally, Mr. Keith is a member of American MENSA, is a certified ABO Speaker/Trainer and has acted as an outside sales consultant, training sales personnel for both medical and eyewear companies.

          Maj Hagman is the wife of Mr. Larry Hagman, our spokesperson, whom she met in London while she was working as a designer consultant to fashion houses. Since moving to California with Mr. Hagman in 1965, she has engaged in real estate development activities and continued with her design activities. Ms. Hagman serves on the Boards of Directors of, and volunteers her services to, the John Wayne Cancer Institute, the Susan Komen Foundation, the Solar Electric Light Fund, the Ventura County Museum of Art and History and the Ojai Music Festival.

          Gary Horowitz was President and a Director of SolutionsAmerica, Inc. from 1999 to 2001. From June, 1998 through April 1999, Mr. Horowitz was
President of Recovery Network, Inc., a cable television network programming subject matter relating to addiction and health issues. From July 1993 through March 1996, he was President and chief executive officer of Harmony Holding, Inc., a publicly-held company whose shares are traded on The Nasdaq Stock Market and which owned and operated a group of television commercial and music video production companies. Mr. Horowitz served as director, publisher and chief executive officer of the alternative weekly publication "LA Weekly" and was co-founder of Wakeford/Orloff, a producer of television advertising for major American corporations and of motion pictures.

          Michael Posner is a founding partner of the law firm Posner & Rosen LLP. Mr. Posner is a litigation attorney representing primarily unions and employees. He is a Fellow of the College of Labor and Employment Lawyers and a member of the Labor and Employment sections of both the American and California Bar Associations. From 1994 to 1997, Mr. Posner was the Union Co-Chair of the Committee on the Development of Labor Law Under the National Labor Relations Act and one the editors-in-chief of The Developing Labor Law supplements. Mr. Posner is also a member of the Los Angeles County Bar Association Committee on Labor Law and its Executive Committee and the Los Angeles Advisory Council of the American Arbitration Association. Mr. Posner is a frequent speaker at American Bar Association, Los Angeles County Bar Association, American Arbitration Association and ALI-ABA programs. From 1997 to 1998, Mr. Posner was the co-Chair of the entertainment Industry Labor Law Conference of the Los Angeles County Bar Association Labor Law Committee.

BOARD OF ADVISORS

          We have relationships with several individuals who provide particular services or particular expertise for our benefit from time to time at our request: Mr. Larry Hagman, Mr. Mark Galanty and Mr. Larry Zuccolotto. As opposed to our Board of Directors, which provides oversight, vision and general direction to our business, members of our Board of Advisors provide their particular expertise to our management on an as-needed basis. Members of our Board of Advisors receive no compensation for their services other than options to purchase shares of our common stock (see DESCRIPTION OF SECURITIES - OUTSTANDING OPTIONS AND WARRANTS).

          Larry Hagman, has been in the entertainment industry for over fifty years. Mr. Hagman is President of MajLar Productions and is also a member of the Board of Directors of the Kidney Foundation of America. Mr. Hagman is our spokesperson.

          Mark Galanty is a principal partner in, and Senior Account Executive of, Galanty & Co, a Los Angeles advertising firm specializing in corporate, government and union advertising campaigns. Mr. Galanty provides advice on our marketing campaigns, materials and message and directs much of our work with Mr. Hagman.

          Larry Zuccolotto provides insurance industry expertise. He is currently the Director of Benefits & Operations for Association Benefits Consultants, an affiliate of Link-Allen. Mr. Zuccolotto has been engaged in structuring and implementing employee and employer benefit programs for over twenty years. He has spent the past several years creating policies and discount programs for associations throughout the State of California.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

          Each of our directors is entitled to receive reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors, but directors are not compensated for services provided in their capacities as directors. There is no compensation committee and no compensation policies have been adopted. We also grant to each non-employee director ten year options to acquire 100,000 shares of our common stock at the fair market value of such shares on the date on which they become directors. These options, which are granted pursuant to the 2002 Stock Option Plan of UMDN, Inc., described below (see EXECUTIVE COMPENSATION-STOCK OPTION PLAN), vest as to 25,000 shares immediately and as to 25,000 additional shares on each of the first three anniversaries of the grant date if the optionee then remains a director. On April 16, 2002, we granted these options to Ms. Hagman and to Messrs. Horowitz and Posner with exercise prices of $.25 per share, which was determined to be the fair market value of our shares on that date.

          Effective as of August 29, 2000, we entered into employment contracts with our founders and principal officers, Kent and Starla Keith. These are each five-year contracts, terminating on August 28, 2005, although we may terminate them earlier for cause and Mr. or Mrs. Keith may terminate them earlier with or without cause. Each contract provided for monthly compensation of $10,000, which has never been paid in full. As of November 1, 2001, Mr. and Mrs. Keith waived all of their claims for accrued compensation and agreed to reduce their salaries to $7,000 apiece. They have also agreed to defer their salaries until such time as we and they agree that we are in a position to resume paying them. Since May 31, 2002, we have not paid either Mr. or Mrs. Keith their salaries but are continuing to accrue them. Mr. and Mrs. Keith have advised us that they anticipate that, if and to the extent they successfully sell some of their shares in this Offering, they will be able to make more of a loan available to us. See MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

          On September 1, 2001, we entered into a one-year Consulting Agreement with Mr. Gary Horowitz. Under this Consulting Agreement Mr. Horowitz agreed to assist us in our capital raising efforts and we issued to Mr. Horowitz, as compensation, a fully vested, five-year option to purchase 100,000 shares of our Common Stock at $.02 per share. This option is in addition to the option granted to Mr. Horowitz when he later became a non-employee director.

SUMMARY COMPENSATION TABLE

                                               Annual Compensation              Long Term Compensation
                                                                                    Awards           Payouts
                                                                                        Securities
                                                            Other Annual   Restricted   Underlying   LTIP
          Name             Year Ended    Salary     Bonus   Compensation      Stock      Options/    Payouts    All Other
 and Principal Position     August 31      ($)       ($)         ($)         Awards      SARs (#)      ($)    Compensation($)
-------------------------- ------------ ---------- -------- -------------- ------------ ------------ -------- --------------
Kent Keith, President      2001         50,000        0           0             0            0          0           0
Starla Keith, CFO          2001         50,000        0           0             0            0          0           0

STOCK OPTION PLAN

          On April 16, 2002, our directors and majority shareholders approved the adoption of the 2002 Stock Option Plan of UMDN, Inc. This Plan provides for the issuance of both incentive and non-qualified stock options to our employees, our non-employee directors and our consultants. The total number of shares that may be subject to options issued under this Plan is twenty percent of the total number of shares of our Common Stock outstanding from time to time. At present, there are 14,924,000 shares of our Common Stock outstanding. Therefore, the total number of shares that may be subject to options granted under this Plan on the date hereof is 2,984,800. If the maximum number of shares of our Common Stock are sold in this Offering, the total number of shares that could be subject to options granted under this Plan would increase to 3,024,800. In order to comply with certain provisions of the Internal Revenue Code of 1986, as amended, the total number of shares that may be subject to incentive stock options granted under this Plan may never exceed 2,000,000, irrespective of the number of shares of common stock outstanding. No options may be granted under this Plan after the tenth anniversary of the date on which the Plan was adopted nor may any option granted under this Plan extend beyond the tenth anniversary of the date of grant of the option. Options granted under this Plan may not be transferred except by will or the laws of descent and distribution. As noted above, we have granted options to purchase 300,000 shares under this Plan to our newly elected, non-employee directors. These options are non-qualified options.

          This Plan is administered by a Committee of our Board of Directors or, if, as at present, no committee has been appointed, by our entire Board of Directors. Subject to the provisions of the Plan and, with respect to incentive stock options, the restrictions contained in the Internal Revenue Code, the administrators have complete discretion to determine who is to receive options; the number of shares to be covered by each option; the exercise price, term and vesting schedule of the options; the manner of payment of the exercise price of the options; and all other terms and conditions of the options. Rules prescribed by the Internal Revenue Code with respect to incentive stock options require that the exercise price of the incentive stock options be not less than the fair market value of the stock on the date of grant or, if the grantee is already a 10% shareholder, 110% of that fair market value and that the aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be granted to any one individual, which are exercisable for the first time during any calendar year, cannot exceed $100,000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The table below sets forth information, as of August 31, 2002, with respect to the beneficial ownership of the outstanding shares of our common stock as of such date plus, where relevant for particular beneficial owners, shares which such beneficial owner has the right to acquire by (i) any holder known to us to own more than five percent (5%) of the outstanding shares; (ii) each of our officers and directors; and (iii) our directors and officers as a group. Each of the persons listed below has sole voting and investment power with respect to the shares listed as beneficially owned.

Name and Address of Beneficial Owner*                  Number of Shares                Percent of Class
-------------------------------------                  ----------------                ----------------
Kent Keith (1)                                         12,547,880(2)                            84.08%
Starla Keith (1)                                       12,547,880(2)                            84.08%
Maj Hagman (3)                                            448,255(4)                             2.94%
Gary Horowitz                                             200,000 (4)                     less than 1%
Michael Posner                                            100,000(4)                      less than 1%
William and Paula Rhoadarmer (5)                        1,394,212                                9.34%
All Officers and Directors as a group                  12,947,880(4)                            85.75%

          (1) Kent Keith is President and a Director of UMDN, and Starla Keith is Vice President, Secretary, Chief Financial Officer and a Director of UMDN.

          (2) Includes, in the case of Kent Keith, 6,273,940 shares owned by Starla Keith and, in the case of Starla Keith, 6,273,940 shares owned by Kent Keith. Each of Kent and Starla Keith disclaims beneficial ownership of the shares owned by the other.

          (3) Includes 48,255 shares owned by, and 300,000 shares subject to options granted to, Mr. Larry Hagman, who is Ms. Hagman's husband and in which Ms. Hagman disclaims beneficial ownership

          (4) All subject to the exercise of options. Includes 25,000 shares (125,000 shares in the case of Mr. Horowitz) which the individual has the right to acquire within sixty days by exercising such options. Percentages are based on those shares only.

          (5)  William and Paula Rhoadarmer are the parents of Starla Keith.

Unless otherwise indicated, the address of all persons listed in the table above is c/o UMDN, Inc., 217 Ashland Avenue, Santa Monica, California 90405.

                              CERTAIN TRANSACTIONS

          Kent and Starla Keith have agreed to lend to us, or to apply for our benefit up to $350,000 at our request from time to time under a Promissory Note, executed as of November 1, 2001. See MANAGEMENT'S DICUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS. We must pay interest on each advance under this Promissory Note at eight percent. All interest and principal are due on the demand of Kent and Starla Keith, so long as that demand is made on or after November 1, 2003. At July 31, 2002, we had borrowed a total of $163,000 under this Promissory Note.

          Kent and Starla Keith have also leased to us our present office facilities which are located in a building they own. Under this lease we pay to Kent and Starla Keith $1,000 per month, which they contribute to our capital. The lease is on a month-to-month basis.

                            DESCRIPTION OF SECURITIES

GENERAL

          We are authorized to issue up to forty million (40,000,000) shares of common stock, $.0001 par value per share, of which fourteen million nine hundred twenty-four thousand (14,924,000) are issued and outstanding, and ten million (10,000,000) shares of preferred stock, $.0001 par value per share, of which none is issued or outstanding.

COMMON STOCK

          Subject to the rights of holders of preferred stock, if any, holders of shares of our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefor. There are no plans to pay dividends with respect to the shares of our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of our senior securities, including preferred stock, if any, our assets will be divided pro rata on a per share basis among the holders of the shares of our common stock. The common stock is not subject to any liability for further assessments. There are no conversion or redemption privileges nor any sinking fund provisions with respect to the common stock and the common stock is not subject to call. The holders of common stock do not have any pre-emptive or other subscription rights.

          Holders of shares of common stock are entitled to cast one vote for each share held at all stockholders meetings for all purposes, including the election of directors. The common stock does not have cumulative voting rights except to the extent provided under the California General Corporation Law (see DESCRIPTION OF SECURITIES - APPLICABILITY OF CALIFORNIA GENERAL CORPORATION
LAW). All of the issued and outstanding shares of common stock are fully paid, validly issued and non-assessable.

PREFERRED STOCK

          Our Board of Directors has the authority, without further action by the holders of the outstanding common stock, to issue all ten million (10,000,000) shares of preferred stock from time to time in one or more classes or series, to fix the number of shares constituting any class or series and the stated value thereof, if different from the par value, and to fix the terms of any such series or class, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference of such class or series. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

          On April 5, 2001, just prior to the acquisition of all of our common stock by Delta Capital Technologies, Inc. in a transaction that was later rescinded (see MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS), we created a Series A Preferred Stock consisting of 1,050,000 shares and issued these shares as a stock dividend to our shareholders on the basis of three shares of Series A Preferred Stock for every ten shares of common stock then owned by our shareholders. Each of these shares was convertible into ten shares of our common stock. Our shareholders continued to hold these shares while Delta owned the common stock and, after the transaction with Delta was rescinded, converted them into common stock. Those shares of Series A Preferred Stock have reverted to the status of authorized but unissued shares of Preferred Stock. There are no shares of preferred stock issued or outstanding on the date hereof.

OUTSTANDING OPTIONS AND WARRANTS

          As part of our capital raising efforts in 2001, we issued 712,000 units, each unit consisting of one share of our common stock and a warrant expiring May 31, 2003, to purchase one additional share of our common stock at a price of $.75 per share if exercised on or prior to May 31, 2002, or $1.00 per share, if exercised thereafter. These warrants are fully vested and may be exercised, in whole or in part, at any time and from time to time prior to their expiration date. None of these warrants has been exercised.

          In consideration for services rendered and to be rendered by several individuals, including Mr. Larry Hagman, other members of our Board of Advisors and our counsel, for our benefit, we have also issued options to purchase an aggregate of 1,100,000 shares of our common stock at prices ranging from $.02 to $.25 per share. The shares issuable upon the exercise of one of these options are covered by this Prospectus. See SELLING SHAREHOLDERS. These are all fully vested, five or ten year options and expire on various dates from August 31, 2005, to April 15, 2012. These options are in addition to those granted to Mr. Horowitz and the other newly elected non-employee directors. See EXECUTIVE COMPENSATION-COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.

SHARES ELIGIBLE FOR FUTURE SALE

          Prior to this Offering there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the availability of shares for sale, could adversely affect the prevailing market price of our common stock and our ability to raise capital by another offering of equity securities.

          If the option is exercised in full, we shall have 15,124,000, shares of common stock outstanding, assuming no other exercise of outstanding options or warrants. After the Offering all of the shares sold in this Offering will be immediately tradeable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any shares purchased by an "affiliate" of ours, as that term is defined in the Securities Act. Affiliates will be subject to the resale limitations of Rule 144 under the Securities Act.

          We issued the currently 14,924,000 outstanding shares of our common stock in private transactions in reliance upon one or more exemptions contained in the Securities Act. These shares are deemed "restricted securities" as defined in Rule 144. Of these restricted securities, 14,611,745 shares have been held for more than one year as of July 31, 2002, and, therefore, are immediately eligible for public sale without restriction under the Securities Act except as described below. The remaining 312,255 shares were acquired from August, 2001 to April, 2002, and therefore will not be eligible for public sale until the first anniversaries of those dates.

          Under the Securities Act, the sale of any securities into the public market must be registered unless the transaction is exempt from registration. Rule 144 provides an exemption for securities acquired in private transactions without the requirement of registering the sale of the shares but requires that they not be sold into the public market for at least a year after purchase.

          For holders who are our "affiliates" and for all other holders who sell after one, but before two, years following the issuance of the securities, there are additional requirements before such shares can be sold on the open market. Our "affiliates" are persons who, at any time during the 90 days preceding a sale by them directly or indirectly through intermediaries control, are controlled by, or are under common control with, us. For these sales to be exempt under Rule 144, (i) we must be current in our reporting obligations under the Securities Exchange Act of 1934, (ii) the number of shares sold within any three month period is limited, (iii) the sales must be made in brokers' transactions and (iv) the seller must provide notice to the SEC.

          The current reporting obligation is met if we have been subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act for at least 90 days immediately proceeding the sale and have filed all required reports during the 12 months proceeding the sale (or such shorter period as we have been subject to these requirements).

         The number of restricted shares that may be sold in any three month period is the greater of:
          1.   one percent of the then outstanding shares of common stock; or

          2. the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC.

When determining the number of shares sold by an affiliate within the three month period, they must be aggregated with sales of unrestricted shares during the same time period. If a person is selling both convertible securities and the class of securities into which the convertible securities may be converted, the number of sales of both types must be aggregated together. If securities which were pledged are being sold pursuant to a default of such pledge, the sales of both the pledgee and the pledgor must be aggregated. If shares are given by gift and the donee sells shares of the same securities within one year after the gift, sales of both the donor and the donee must be aggregated. If a trust sells shares within one year of acquiring them from the settlor of that trust, the sales of the trust and the settlor must be aggregated. If a person's estate or beneficiary sells shares, the number of shares sold by the decedent within the same time period must be aggregated with sales by the estate or the beneficiary unless the estate or beneficiary is not an affiliate at the time of sale. Finally, sales by two or more persons who agree to act in concert in selling the securities must be aggregated.

          A broker's transaction is a transaction in which neither the broker nor the seller solicits or arranges for the solicitation of buy orders and in which the broker only executes a sale as the seller's agent and receives only a normal commission.

          Finally, the seller must give notice that the seller is making the sale. The seller must submit copies of Form 144, which gives details of the shares to be sold, to the SEC and to any securities exchange on which the stock is traded if the total sales by the seller during any three-month period exceeds 500 shares or has an aggregate sale price of more than $10,000.

         The foregoing summary of Rule 144 is not a complete description.

DELAWARE ANTI-TAKEOVER LAW PROVISIONS

          As a Delaware corporation, we are subject to Section 203 of the General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owing 15% or more of a Delaware corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with such Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by the directors who are also officers of the corporation and by certain employee stock plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the public announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors and if such business combination is approved by a majority of the board members who were directors prior to any person becoming an interested stockholder. The provisions of Section 203 requiring a super-majority vote to approve certain corporate transactions could have the effect of discouraging, delaying or preventing hostile takeovers, including those that might result in the payment of a premium over market price or changes in control or management of UMDN.

LIMITATION ON LIABILITY OF DIRECTORS

          Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duty of care as directors, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of our directors (i) for breaches of their duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions), or (iv) for any improper benefit.

APPLICABILITY OF CALIFORNIA GENERAL CORPORATION LAW

          Although we are incorporated in Delaware, Section 2115 of the California General Corporation Law makes certain provisions of that statute applicable to corporations incorporated in other states if, as in our case, (i) a majority of the outstanding shares of the corporation are owned by California residents, (ii) on average, a majority of the sales, payroll and property of the corporation are located in California and (iii) the shares of the corporation are not listed or traded on the American or New York Stock Exchanges or as National Market Securities on The Nasdaq Stock Market. As a result, we are subject to, among others, those provisions of the California General Corporation Law that impose annual election and cumulative voting requirements for all directors, establish the standard of care to be exercised by directors, limit our ability to indemnify our directors, restrict our ability to establish supermajority voting requirements, establish special voting requirements for a sale of substantially all of our assets to a controlling shareholder and dissenters' rights for business combination transactions and require us to provide access and reports to our shareholders. We shall remain subject to these California provisions until such time as (i) a majority of our outstanding shares are no longer owned by California residents or (ii) on average, a majority of our sales, payroll and property are no longer located in California or (iii) our shares are listed or traded on the American or New York Stock Exchanges or as National Market Securities on The Nasdaq Stock Market.

DIVIDEND POLICY

          We have not paid any dividends on our common stock since our inception and do not intend to pay dividends on our common stock in the foreseeable future. Any earnings which we may realize in the foreseeable future will be retained to finance our growth.



                              SELLING SHAREHOLDERS

          The following table identifies each of our shareholders who is offering shares of our common stock in this Offering, the number of shares of our Common Stock owned by that shareholder prior to this Offering, the number of shares offered by that shareholder and the number of shares, and percentage of the outstanding shares, to be owned by that shareholder after this Offering, assuming all of that shareholder's shares are sold in this Offering. This table assumes that none of our outstanding options or warrants is exercised.

----------------------------- --------------------- --------------------- --------------------- ---------------------
                                                                               Amount of           Percentage of
                                   Amount of             Amount of          Securities Owned      Securities Owned
                                Securities Owned      Securities to be       After Offering        After Offering
            Name                Before Offering           Offered               Complete              Complete
----------------------------- --------------------- --------------------- --------------------- ---------------------
Kent Keith (1)                      12,547,880 (2)         2,000,000 (2)        10,547,880 (2)            70.68% (2)
----------------------------- --------------------- --------------------- --------------------- ---------------------
Starla Keith (1)                    12,547,880 (2)         2,000,000 (2)        10,547,880 (2)            70.68% (2)
----------------------------- --------------------- --------------------- --------------------- ---------------------
Golden Gate Partners                        80,000                16,000                64,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Pat Nakahara                               200,000                40,000               160,000                 1.07%
----------------------------- --------------------- --------------------- --------------------- ---------------------

Randy O'Connell                             40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Marjorie Keith                              40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Jim and Evelyn Price                        40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
David Boone                                 40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Tomas Gonzalez                              40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Gary Wise                                   40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
The Michael and Gail                        80,000                16,000                64,000          Less than 1%
Giovannini 1995 Trust
----------------------------- --------------------- --------------------- --------------------- ---------------------
Evelyn Hellebuyck                           40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Bonanza Management Ltd.                     40,000                 8,000                32,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Joseph Lynch                               101,653                10,000                91,653          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Don Wylie                                   20,000                 4,000                16,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Paula and William                        1,394,212               280,000             1,114,212                 7.47%
Rhoadarmer
----------------------------- --------------------- --------------------- --------------------- ---------------------
Cheryl Watkins-Bremont                      12,000                 2,000                10,000          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Larry Hagman (3)                            48,255                10,000                38,255          Less than 1%
----------------------------- --------------------- --------------------- --------------------- ---------------------
Richard Walker(4)                          200,000               200,000                     0                    0%
----------------------------- --------------------- --------------------- --------------------- ---------------------

          (1) Kent Keith and Starla Keith are directors and officers. See DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - OFFICERS AND DIRECTORS.
          (2) Includes before Offering, in the case of Kent Keith, 6,273,940 shares owned by Starla Keith and, in the case of Starla Keith, 6,273,940 shares owned by Kent Keith and after the Offering, in the case of Kent Keith, 5,273,940 shares owned by Starla Keith and, in the case of Starla Keith, 6,273,940 shares owned by Kent Keith. Each of Kent Keith and Starla Keith are offering 1,000,000 shares individually pursuant to this Registration Statement. Each of Kent and Starla Keith disclaims beneficial ownership of the shares owned by the other.
          (3) Larry Hagman is a member of the Board of Advisors. See DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS - BOARD OF ADVISORS.
          (4) Assumes exercise of option issued to Mr. Walker to purchase 200,000 shares at $.02 per share. See SELLING SHAREHOLDERS--OPTION.

DISTRIBUTION

          Prior to this Offering, there has been no public market for our common stock. There can be no assurance that our common stock will be quoted in the over-the-counter market, either on the OTC Bulletin Board or in the Pink Sheets. This Offering is not conditioned upon the quotation of our stock in the over-the-counter market.

          Each  selling   shareholder   may  sell  the  shares   offered  hereby
independently of the others No broker or dealer has been retained or is under any obligation to buy or sell any shares.

          The selling shareholders have advised us that, until a market develops for our common stock, they will sell their shares for prices ranging from $.10 per share to $.50 per share. These prices cannot necessarily be expected to bear any relationship to customary determinants of the value of shares of public companies, such as the history of, and prospects for, our business; past sales prices of our common stock in private transactions; and assessment of our management; our present operations; our market capitalization and general conditions in the securities markets.

         If and when a public market for our common stock does develop, the prices at which the selling shareholders may sell their shares will be determined by that market or will be privately negotiated between the selling shareholders and their respective buyers.

          In accordance with Rule 416 under the Securities Act of 1933, the selling shareholders may also sell in this Offering such additional number of shares of our common stock as may be issued with respect to the offered shares as a result of stock splits, stock dividends or similar transactions.

          Any and all of the shares of common stock may be offered for sale pursuant to this Prospectus by the selling shareholders from time to time. Accordingly, no estimate can be given as to the numbers of shares of our common stock that will be held by the selling shareholders upon consummation of any such sales.

          Under the securities laws of certain states, the shares may be sold only through registered or licensed broker-dealers or pursuant to available exemptions from such requirements. In addition, in certain states the shares may not be sold unless the shares have been registered or qualified for sale or an exemption from such requirement is available and is complied with.

          We shall pay certain expenses in connection with this Offering, estimated to be approximately $100,000; but we shall not pay for any underwriting commissions and discounts, if any, or counsel fees or other expenses of the selling shareholders. We have agreed to indemnify the selling shareholders, their directors, officers, agents and representatives, and any underwriters acting on their behalf, against certain liabilities, including certain liabilities under the Securities Act of 1933. The selling shareholders have also agreed to indemnify us, our directors, officers, agents and representatives against certain liabilities, including certain liabilities under the Securities Act of 1933.

OPTION

          On August 25, 2001, we issued to Mr. Richard Walker an option to purchase 300,000 shares of our common stock at $.02 per share in consideration for certain consulting services to be performed by an entity controlled by Mr. Walker. This option was fully vested at the time of its issuance. At that time we also agreed with Mr. Walker to include the shares issuable upon his exercise of the option in the first registration statement we filed with the SEC. On June 2, 2002, we agreed with Mr. Walker to terminate the consulting services agreement and to reduce the number of shares subject to the option from 300,000 shares to 200,000 shares; however we, at the same time, specifically confirmed our agreement regarding the registration of those 200,000 shares. This Prospectus, therefore, relates to the sale of the shares issuable upon the exercise of that option as well as to sales of other shares of our common stock by the other selling shareholders.

          DISCLOSURE OF SECURITIES AND EXCHANGE COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Our certificate of incorporation provides that, subject to the determination that such officer or director is so entitled, we shall indemnify our officers and directors from and against any and all expenses and liabilities arising from their actions in their official capacities and as to actions in another capacity by reason of holding such office, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law or other applicable laws.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.

                           REPORTS TO SECURITYHOLDERS

          We shall furnish to holders of our securities annual reports containing audited financial statements. Contemporaneously with this offering, we have registered our securities with the Securities and Exchange Commission under the provisions of Section 12(g) of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we shall be required to comply with certain reporting, proxy solicitation, and other requirements of the Exchange Act.

                                  LEGAL MATTERS

          The validity of the common stock offered hereby will be passed upon for UMDN by Parker, Milliken, Clark, O'Hara & Samuelian, a Professional
Corporation, Los Angeles, California. We have granted a five-year option to purchase 50,000 shares of our common stock at $.25 per share to a member of this law firm (see DESCRIPTION OF SECURITIES - Outstanding Options and Warrants).

                                     EXPERTS

          Certain of the financial statements of UMDN included in this Prospectus, to the extent and for the periods indicated in their report, have been audited by Gumbiner, Savett, Finkel, Fingleson & Rose, Inc., independent certified public accountants, whose report thereon appears elsewhere herein.

                              AVAILABLE INFORMATION

          We  have  filed  with  the  Commission,   Washington,  D.C.  20549,  a
Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to our common stock offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to UMDN, Inc. and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. After the offering, we shall be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 after payment of fees prescribed by the Commission. The telephone number of the Commission is 1-800-SEC-0330. The Commission also maintains a World Wide Web site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov. We intend to furnish holders of our common stock with annual reports containing financial statements audited by independent accountants beginning with the fiscal year ending August 31, 2002.

          You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

          Additional risks and uncertainties not currently known or that are not currently deemed material may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future may have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

                                   UMDN, INC.
                                FINANCIAL REPORT
                     For the years ended August 31, 2000 and
                     2001 and the nine months ended May 31,
                                  2001 and 2002





                                TABLE OF CONTENTS


                                                                        Page
                                                                        ----


Report of Independent Certified Public Accountants                        36



Financial statements:

    Balance sheets                                                        37
    Statements of operations                                              38
    Statements of proprietors'/stockholders' deficiency                   39
    Statements of cash flows                                            40-41
    Notes to financial statements                                       42-49

               Report of Independent Certified Public Accountants



The Board of Directors and Stockholders
UMDN, Inc.
Santa Monica, California


We have audited the accompanying balance sheets of UMDN, Inc. (formerly a proprietorship) as of August 31, 2000 and 2001 and the related statements of operations, proprietors'/stockholders' deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UMDN, Inc. as of August 31, 2000 and 2001 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has incurred net losses since its inception and has experienced liquidity problems. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to those matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




GUMBINER, SAVETT, FINKEL, FINGLESON & ROSE, INC.


Santa Monica, California
January 11, 2002, except for first paragraph of
  Note 9 as to which the date is March 11, 2002


                                   UMDN, INC.
                                 BALANCE SHEETS
                        August 31, 2000, August 31, 2001
                                and May 31, 2002

                                     ASSETS

                                                                           August 31,      August 31,              May 31,
                                                                              2000           2001                    2002
                                                                         --------------  --------------        ------------
                                                                                                                (unaudited)
CURRENT ASSETS
   Cash                                                                   $       171      $   30,704          $    3,131
   Accounts receivable                                                            550           -                   2,400
   Prepaid legal fees and other                                                 4,349             310                 310
   Deferred offering costs                                                      -               -                 100,295
                                                                         --------------  --------------        ------------

        TOTAL CURRENT ASSETS                                                    5,070          31,014             106,136
                                                                         --------------  --------------        ------------

PROPERTY AND EQUIPMENT, at cost,
   net of accumulated depreciation (Notes 5 and 6)                             16,730          18,547              17,396
                                                                         --------------  --------------        ------------
        TOTAL ASSETS                                                       $   21,800      $   49,561         $   123,532
                                                                         ==============  ==============       =============

             LIABILITIES AND PROPRIETORS' /STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES
   Accounts payable                                                        $   19,260      $   20,987          $   26,262
    Accrued interest                                                            2,321          11,453               6,102
   Accrued officers' salaries                                                  50,000           -                   -
   Consulting fees payable                                                      -              31,000               -
   Legal fees payable                                                           -              13,794              63,005
   Current portion of long-term debt (Note 6)                                   1,375           2,673               2,790
   Deferred income                                                             13,774          10,628              23,491
                                                                         --------------  --------------        ------------

        TOTAL CURRENT LIABILITIES                                              86,730          90,535             121,650
                                                                         --------------  --------------        ------------

LONG-TERM DEBT (Note 6)                                                         3,877           7,068               5,185
                                                                         --------------  --------------        ------------

NOTES PAYABLE, STOCKHOLDERS (Note 3)                                           90,000         120,000             267,000
                                                                         --------------  --------------        ------------

COMMITMENT (Note 8)

PROPRIETORS'/STOCKHOLDERS' DEFICIENCY (Note 9)
  Series A convertible preferred stock, .0001 par value:
      Authorized 10,000,000 shares;
      Issued and outstanding, 1,050,000 shares at
        August 31, 2001                                                         -                 105                 -
   Common stock, .0001 par value:
      Authorized 40,000,000 shares;
      Issued and outstanding, 4,320,000 and 14,924,000
        shares at August 31, 2001 and May 31, 2002,
        respectively                                                            -                 432               1,492
   Paid-in capital                                                              -             222,412             377,457
   Accumulated deficit                                                          -            (390,991)           (649,252)
   Proprietors' deficiency                                                   (158,807)             -                  -
                                                                         --------------  --------------        ------------

        TOTAL PROPRIETORS'/STOCKHOLDERS'
            DEFICIENCY                                                       (158,807)       (168,042)           (270,303)
                                                                         --------------  --------------        ------------

        TOTAL LIABILITIES AND PROPRIETORS'/
            STOCKHOLDERS' DEFICIENCY                                       $   21,800      $   49,561         $   123,532
                                                                         ==============  ==============       =============

               See accompanying notes to financial statements.

                                   UMDN, INC.
                            STATEMENTS OF OPERATIONS
                  For the years ended August 31, 2000 and 2001
                and the nine months ended May 31, 2001 and 2002


                                                             Years Ended                           Nine Months Ended
                                                           ---------------                  --------------------------------
                                                                                                      (unaudited)
                                                      August 31,      August 31,              May 31,             May 31,
                                                      2000             2001                   2001                   2002
                                                 --------------   --------------      ------------------     --------------------



REVENUE                                            $   97,812       $   67,842          $  54,245             $  63,417
                                                 --------------   --------------      ------------------     --------------------


OPERATING EXPENSES
   General, selling and administrative
      expense                                         250,202          384,424            223,722               303,632
   Rescinded transaction costs (Note 4)               -                 60,193             53,639                 2,553
                                                 --------------   --------------      ------------------     --------------------


      TOTAL OPERATING EXPENSES                        250,202          444,617            277,361               306,185
                                                 --------------   --------------      ------------------     --------------------


LOSS FROM OPERATIONS                                 (152,390)        (376,775)          (223,116)             (242,768)


INTEREST EXPENSE                                        4,068           14,216             10,228                15,493
                                                 --------------   --------------      ------------------     --------------------


          NET LOSS                                  $(156,458)       $(390,991)        $(233,344)             $(258,261)
                                                 ==============   ==============      ==================      ===================



Basic and diluted loss per common share                                $(0.11)            $(0.07)               $(0.03)
                                                                       ========         ==========            ==========

                 See accompanying notes to financial statements.

                                   UMDN, INC.
              STATEMENTS OF PROPRIETORS'/ STOCKHOLDERS' DEFICIENCY
For the years ended August 31, 2000, 2001 and the nine months ended May 31, 2002


                                     Proprietors'     Common Stock        Preferred Stock    Paid-in    Accumulated
                                                   -----------------------------------------
                                     Deficiency    Shares     Amount    Shares     Amount    Capital      Deficit         Total
                                     -----------------------------------------------------------------------------------------------
Balance, September 1, 1999             $ (20,898)   -      $     -          -      $  -     $   -      $      -          $  (20,898)

Contributions                             18,549    -            -          -         -         -             -              18,549

Net loss                                (156,458)   -            -          -         -         -             -            (156,458)
                                     -----------------------------------------------------------------------------------------------

Balance, August 31, 2000                (158,807)   -            -          -         -         -             -            (158,807)

Proprietors' deficiency contributed
 with respect to incorporation           158,807  3,136,970      314        -         -     (159,121)         -                 -

Preferred stock issued (Note 9)             -       -            -     1,050,000      105      (105)          -                 -

Common stock issued to unrelated parties    -       120,000       12        -         -       29,988          -              30,000

Common stock issued with respect to
  private placement, including 40,000
  shares to related parties, net of
  offering costs of $36,733 (Note 3)        -       700,000       70        -         -      126,186          -             126,256

Exercise of stock options by
  related party.                            -       348,552       35        -         -      129,965          -             130,000

Common stock issued in exchange
  for services (Note 9)                     -        14,478        1        -         -        4,499          -               4,500

Stock options granted in exchange for       -       -            -          -         -       79,000          -              79,000
  for services (Note 9)

Contribution to capital in exchange
  for rent (Note 3)                         -       -            -          -         -       12,000          -              12,000

Net loss                                    -       -            -          -         -         -            (390,991)     (390,991)
                                     -----------------------------------------------------------------------------------------------

Balance, August 31, 2001                    -     4,320,000      432   1,050,000      105    222,412         (390,991)     (168,042)

Conversion of preferred stock
  into common stock (unaudited)
  (Note 9)                                  -    10,500,000    1,050  (1,050,000)    (105)      (945)         -                 -

Common stock issued in exchange
  for services (unaudited)
  (Note 9)                                  -       104,000       10        -         -         25,990        -              26,000

Contributions to capital in exchange for
  rent (unaudited) (Note 3)                 -       -            -          -         -          9,000        -               9,000

Contributions to capital in exchange for
 salaries (unaudited) (Note 3)              -       -            -          -         -         98,000        -              98,000

Stock options granted in exchange for
services (unaudited) (Note 9)               -       -            -          -         -         23,000        -              23,000

Net loss (unaudited)                        -       -            -          -         -         -             (258,261)    (258,261)
                                     -----------------------------------------------------------------------------------------------

Balance, May 31, 2002 (unaudited)        $  -    14,924,000   $1,492   $    -      $  -      $ 377,457     $  (649,252)  $ (270,303)
                                     ===============================================================================================



                See accompanying notes to financial statements.

                                   UMDN, INC.
                            STATEMENTS OF CASH FLOWS
                For the years ended August 31, 2000 and 2001 and
                  the nine months ended May 31, 2001 and 2002

                                                                          Years Ended                      Nine months ended
                                                               ----------------------------------  --------------------------------
                                                                 August 31,        August 31,         May 31,           May 31,
                                                                    2000              2001              2001             2002
                                                               ----------------  ----------------  ----------------  --------------
                                                                                                    (unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                        $ (156,458)       $ (390,991)       $ (233,344)       $ (258,261)
  Adjustments to reconcile net loss to net cash
     used in operating activities:
       Depreciation                                                    2,798             4,624             3,213             5,149
       Transactions in exchange for services                               -            83,500            14,500           147,000
       Transactions in exchange for rent                                   -            12,000             9,000             9,000
       Changes in assets and liabilities:
         (Increase) decrease in accounts receivable                      350               550               550           (2,400)
         (Increase) decrease in prepaid legal fees                    (4,349)            4,039             4,150                 -
         Increase in deferred offering costs                               -                 -                 -         (100,295)
         Increase in accounts payable                                  8,880             1,728            24,806             5,275
         Increase (decrease) in consulting fees payable                    -            31,000            28,000          (31,000)
         Increase in legal fees payable                                    -            13,794                 -            49,211
         Increase (decrease)  in accrued interest                        490             9,132             6,441           (5,351)
         Increase (decrease) in accrued officers' salaries            50,000           (50,000)          (42,000)               -
         Increase (decrease) in deferred income                        4,187            (3,146)           (4,496)           12,863
                                                               --------------  ----------------  ----------------  -----------------

         Net cash used in operating activities                      (94,102)          (283,770)         (189,180)        (168,809)
                                                               --------------  ----------------  ----------------  -----------------


CASH FLOWS FROM INVESTING ACTIVITIES:
  Property and equipment purchased                                  (19,529)           (6,442)             (412)           (3,997)
                                                               --------------  ----------------  ----------------  -----------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock                             -            286,256           224,444                 -
  Proprietor's capital contributions                                 18,549                 -                 -                 -
  Proceeds from notes payable, stockholders                          90,000            30,000            30,000           147,000
  Long-term debt incurred                                             6,189             6,029                 -                 -
  Long-term debt paid                                                  (936)           (1,540)           (1,066)           (1,767)
                                                               --------------  ----------------  ----------------  -----------------

         Net cash provided by financing activities                  113,802           320,745           253,378           145,233
                                                               --------------  ----------------  ----------------  -----------------


NET INCREASE (DECREASE) IN CASH                                         171            30,533            63,786           (27,573)


CASH - BEGINNING OF YEAR                                                 -                171               171            30,704
                                                               --------------  ----------------  ----------------  -----------------


CASH - END OF YEAR                                                $    171          $  30,704         $  63,957         $   3,131
                                                               ==============  ================  ================  =================



SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the year for:
  Interest paid                                                   $    3,579        $    5,084        $    3,787        $   20,844

                                                                                                                         (Continued)

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended August 31, 2001, common stock increased by $314 and paid-in capital decreased by $159,121 when the assets of the proprietorship were transferred and its liabilities were assumed by the Company in exchange for shares of common stock issued to the proprietors.

During the year ended August 31, 2001, preferred stock increased and paid-in capital decreased by $105 as a result of the issuance of shares of preferred common stock as a stock dividend (Note 9).

During March 2002, common stock increased by $1,050 and preferred stock and paid-in capital decreased by $105 and $945 respectively as a result of conversion of preferred stock into common stock (Note 9).

During the nine months ended May 31, 2002, common stock was issued for liquidation of accounts payable of $26,000 relating to services rendered.

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     For the years ended August 31, 2000 and
                   2001 and the nine months ended May 31, 2001
                              and 2002 (unaudited)


NOTE 1:        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               Formation of the Company and business:

                The Company provides sales and marketing services through a benefits program that it created specifically for unions and association members. This benefits program utilizes the collective bargaining power of the unions to obtain purchasing power with businesses ("providers"). The Company enrolls members of unions and other large affinity groups to leverage their buying power to elicit proprietary discounts for their benefit from both local and national businesses. The Company provides their services through live operators, an online interface and printed materials. The Company's revenues are derived from the businesses that provide the discounts.

                The Company began its business in 1998 and was a proprietorship through August 2000. As such, the financial statements for the year ended August 31, 2000 include only items relating to the business of the predecessor proprietorship. Upon incorporation in the state of Delaware in August 2000, all of the assets of the proprietorship were transferred and its liabilities were assumed by the Company in exchange for shares of common stock issued to the proprietors.

               Use of estimates:

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

               Revenue recognition:

                Revenue is recognized ratably over the terms of provider agreements, generally six months to one year. Amounts received from provider agreements for which revenue has not been recognized, net of related commissions, are reported as deferred revenue. Subsequent to the expiration of provider agreements, if a new contractual agreement has not been entered into, the Company, at its option, may decide to allow the vendors to remain on the vendor network listing without receiving listing payments.

               Depreciation:

                Depreciation is computed principally on the straight-line method based on the estimated useful lives of the assets, generally as follows:

                      Computer equipment                 3-5 years
                      Furniture and fixtures              10 years


                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)


NOTE 1:        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

               Deferred taxes on income:

                The Company records deferred taxes on income for transactions that are reported in different years for financial reporting and tax purposes using an asset and liability method whereby assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

               Loss per common share:

                Basic and diluted loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding for the period. The weighted average number of common shares outstanding for computing the basic and diluted loss per common share was 3,616,195 for the year ended August 31, 2001, and 3,452,705 and 7,894,222 for the nine months ended May 31, 2001 and 2002, respectively. For purposes of the above calculation, the preferred shares outstanding are antidilutive.

               Stock-based compensation:

                The Company accounts for stock-based compensation arrangements in accordance with provisions of APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations, and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation cost for employees is recognized based on the difference, if any, on the date of grant between the fair value of the Company's common stock and the amount an employee must pay to acquire the stock. The Company accounts for stock-based compensation arrangements to consultants in accordance with the provisions of SFAS No. 123.

NOTE 2:         BASIS OF PRESENTATION AND GOING CONCERN

                The  accompanying   financial   statements  have  been  prepared
                assuming that the Company will continue as a going concern. However, the Company has sustained operating losses since its inception. In addition, the Company has used substantial amounts of working capital in its operations. Further, at August 31, 2001 and May 31, 2002, current liabilities exceeded current assets by approximately $59,000 and $116,000 (excluding deferred offering costs), respectively, and total liabilities exceeded total assets by approximately $168,000 and $270,000 respectively. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)
(Continued)


NOTE 2:        BASIS OF PRESENTATION AND GOING CONCERN (Continued)

                In view of these matters, realization of a major portion of the assets in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its working capital and cash flow needs, and the success of its future operations. Management believes that actions presently being taken by the principal stockholders by advancing a $350,000 line of credit provides the opportunity for the Company to continue as a going concern through the end of 2002, and longer if they are successful in selling their shares through a public offering and advancing a portion of the proceeds to the Company. As of August 2002, $45,000 remains available under the line of credit. Management also believes that if sufficient funds are not raised by the end of 2002, the Company will have to curtail its operations.



NOTE 3:        RELATED PARTY TRANSACTIONS

               Notes payable, stockholders:

                The Company was indebted to certain of its stockholders in the amount of $90,000, $120,000 and $267,000 as of August 31, 2000
                and 2001 and May 31, 2002, respectively, on notes payable bearing interest ranging from 7% to 9% per annum, due through January, 2004. Notes payable in the amount of $50,000 and $80,000 as of August 31, 2000 and 2001 and May 31, 2002,
                respectively, were guaranteed by the principal officers/stockholders of the Company. Interest expense on these notes amounted to approximately $2,300 and $10,000 for the years ended August 31, 2000 and 2001, respectively, and $7,000 and $11,000 for the nine months ended May 31, 2001 and 2002, respectively.

               Rent:

                The Company leases its office facility from its majority stockholders on a month-to-month basis. Rent charged by the stockholders was contributed to capital and amounted to $12,000 for the year ended August 31, 2001 and $9,000 for each of the nine month periods ended May 31, 2001 and 2002.

               Salaries:

                Salaries charged by the two principal officers amounting to $98,000 were accrued and contributed to capital for the nine months ended May 31, 2002. Since May 31, 2001, the Company has accrued salaries for the two principal officers in the amount of $14,000 per month. Salaries for the two principal officers for the other periods presented were accrued and paid.

                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)


NOTE 3:        RELATED PARTY TRANSACTIONS (Continued)

               Common stock:

                The Company issued 388,552 shares of common stock to related parties for $140,000 during the year ended August 31, 2001.

               Note payable:

                In November 2001, the Company entered into a promissory note with its majority stockholders and officers under which it may borrow up to $350,000. Interest is payable at 8% per annum. Payment of the balance outstanding plus interest is due in November 2003. At May 31, 2002, $147,000 was outstanding under this note.


NOTE 4:        STOCK PURCHASE AND SALE AGREEMENT

                In May 2001,  the  Company's  stockholders  entered into a stock purchase and sale agreement with Delta Capital Technologies, Inc. ("DCTG"), whereby the stockholders received 1,000,000 shares of DCTG common stock in exchange for their shares of the Company's common stock. Due to the difficulty of raising capital financing, DCTG was unable to provide the needed financing for the Company. In November 2001, the Company exercised an option in the agreement with DCTG to rescind this transaction. Expenses incurred with respect to this agreement and its reversal have been included in the statements of operations as rescinded transactions costs.



NOTE 5:        PROPERTY AND EQUIPMENT

               Property and equipment consisted of the following:

                                                                      August 31,      August 31,          May 31,
                                                                       2000            2001                2002
                                                                  -------------   --------------      ---------------
                                                                                                        (unaudited)

                  Computer equipment                                    $14,764           $21,205           $25,202
                  Furniture and fixtures                                  4,765             4,765             4,765
                                                                         ------           -------           -------
                                                                         19,529            25,970            29,967
                        Less accumulated depreciation                     2,799             7,423            12,571
                                                                        -------           -------          --------

                                                                        $16,730           $18,547           $17,396
                                                                         ======            ======            ======


                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)


NOTE 6:        LONG-TERM DEBT

               Long-term debt consisted of the following:
                                                                               August 31,      August 31,           May 31,
                                                                                 2000            2001                 2002
                                                                            -------------   --------------      ---------------
                                                                                                                  (unaudited)
                  Notes, collateralized by computer equipment,
                  payable $425 per month through June 2004,
                  including interest ranging from 15% to 45%
                    per annum.                                                     $5,252            $9,741            $7,975

                        Current portion                                             1,375             2,673             2,790
                                                                                    -----             -----             -----

                        Noncurrent portion                                         $3,877            $7,068            $5,185
                                                                                    =====             =====             =====

                Maturities of long-term debt during the succeeding five years as of August 31, 2001 are approximately $2,700 (2002); $2,900
                (2003); $3,100 (2004); $600 (2005) and $500 (2006).


NOTE 7:        TAXES ON INCOME

                As of August 31, 2001 and May 31, 2002, the Company had available net operating loss carryforwards amounting to approximately $350,000 and $610,000, respectively, that may be applied against future federal and state taxable income and that expire through 2021 for federal tax purposes and 2009 for state tax purposes.

                Temporary differences giving rise to deferred tax assets consist of the net operating loss carryforwards. Since the Company cannot determine if it is more likely than not that the deferred tax assets will be realized, deferred tax assets recognized for loss carryforwards are fully offset by a valuation allowance of approximately $140,000 at August 31, 2001 and $240,000 at May 31, 2002.


NOTE 8:        COMMITMENT

                On November 1, 2001, the Company entered into employment agreements with its two principal officers expiring in August 2005. For the nine months ended May 31, 2002 the officers contributed their salaries to paid-in capital. As part of the agreement, the officers have been granted monthly salaries of $7,000 each. The officers may defer future salaries for an undetermined period of time with rights to demand payment at any time.

                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)


NOTE 9:        STOCKHOLDERS' EQUITY

               Preferred stock:

                During the year ended August 31, 2001, 1,050,000 shares of series A preferred stock were issued as a stock dividend. In March 2002, all of the shares of series A preferred stock were converted into 10,500,000 shares of common stock based on a conversion ratio of ten shares of common stock for each share of series A preferred stock. All of the shares of series A preferred stock were retired in March 2002 and have reverted to the status of authorized, but unissued shares of preferred stock.

                Common stock:

                The Company issued 14,478 and 104,000 shares of common stock, for promotional and consulting services provided during the year ended August 31, 2001 and the nine months ended May 31, 2002, respectively. For the year ended August 31, 2001, the services rendered amounted to $4,500, and the number of shares issued was based on the fair value of the shares at the time of incorporation in August 2001 as established by the board of directors. For the period ended May 31, 2002, the services rendered amounted to $26,000, and the number of shares issued was based on the value of the private placement shares sold at $.25 per share in August 2001.

                Stock options:

                The Company has granted stock options for the purchase of shares of the Company's common stock to some of its consultants. The exercise price of the options outstanding at August 31, 2001 ranged from $.02 to $.25 per share and these options expire through 2012. Some of these options were granted at prices below fair market value, which resulted in charges to expense of $79,000, $10,000 and $23,000 for the year ended August 31, 2001 and nine months ended May 31, 2001 and 2002, respectively. The weighted average remaining contractual life for the options was 2 years and 11 months, 3 years and 5 months and 5 years and 2 months as of August 31, 2000 and 2001, and May 31, 2002, respectively. These options were fully vested as of August 31, 2001.

                Following is a summary of options activity for the years ended August 31, 2000 and 2001 and the nine months ended May 31, 2002:


                                                                                                                Weighted
                                                                                                                 Average
                                                                                                                 Exercise
                                                                                                     Shares       Price
                                                                                                    ---------   ------------
                    Balance outstanding and exercisable, August 31, 1999                                -
                        Options granted                                                              548,552        $.26
                        Options exercised                                                           (348,552)        .37
                                                                                                     -------

                    Balance outstanding and exercisable, August 31, 2000                             200,000         .05
                        Options granted                                                              300,000         .02
                                                                                                     -------

                    Balance outstanding and exercisable, August 31, 2001                             500,000         .03
                        Options granted                                                              650,000         .21
                                                                                                     -------

                    Balance outstanding and exercisable,
                        May 31, 2002                                                               1,150,000        $.14
                                                                                                    =========

                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)



NOTE 9:        STOCKHOLDERS' EQUITY (Continued)

                Stock options: (Continued)

                In April 2002, the Company adopted the 2002 Stock Option Plan of UMDN, Inc. which provides for the issuance of both incentive and non-qualified stock options to employees, non-employee directors and consultants. Under the plan, the Company may issue stock options for up to 20% of the total number of shares of common stock outstanding from time to time. Vesting of the stock options to employees and consultants is determined by a committee of the board of directors. Options granted to non-employee directors vest equally over four years commencing on the date of grant. During April 2002, the Company granted non-qualified options to purchase 300,000 shares of the Company's common stock for $.25 per share to non-employee directors, which was the fair value at the date of grant, of which 75,000 were vested as of May 31, 2002.

                The weighted-average fair value at the date of grant for options granted for the year ended August 31, 2001 and for the nine months ended May 31, 2002 was $.19 and $.21 per option, respectively. The weighted-average fair value of these options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended August 31, 2001 and for the nine months ended May 31, 2002, respectively: risk-free interest rates of 5.2% and 5.2%, dividends yields of 0% and 0%, volatility factors of the expected market price of the Company's common stock of 10.0% and 10.0%, and a weighted-average expected life of the options of 3.2 and 5.5 years.

                Warrants:

                In connection with the private placement of the Company's common stock during the year ended August 31, 2001, the Company granted warrants for the purchase of 700,000 shares of the Company's common stock for $.75 per share on or before May 31, 2002 and $1.00 per share thereafter. In connection with the issuance of common stock for services, the Company also granted warrants for the purchase of 12,000 shares of Company's common stock for $1.00 per share during April 2002. The warrants are currently exercisable and expire on May 31, 2003.


                                                                     (Continued)

                                   UMDN, INC.
                          NOTES TO FINANCIAL STATEMENTS
                For the years ended August 31, 2000 and 2001 and
            the nine months ended May 31, 2001 and 2002 (unaudited)





NOTE 10:       PRO FORMA EARNINGS PER SHARE

                The weighted-average fair value at the date of grant for options granted for the year ended August 31, 2001 and for the nine months ended May 31, 2002 was $.19 and $.21 per option, respectively. The weighted-average fair value of these options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the year ended August 31, 2001 and for the nine months ended May 31, 2002, respectively: risk-free interest rates of 5.2% and 5.2%, dividends yields of 0% and 0%, volatility factors of the expected market price of the Company's common stock of 10.0% and 10.0%, and a weighted-average expected life of the options of 3.2 and 5.5 years.

                Pro forma loss and pro forma loss per share are not presented since the Company accounts for all stock options under SFAS No.123 and the pro forma amounts would be the same as the historical reported amounts and therefore are antidilutive.

                               2,650,000 shares of
                                  common stock


                                   PROSPECTUS
                                ____________ 2002


                      DEALER PROSPECTUS DELIVERY OBLIGATION

          Until _______, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

               Item 24. Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law (the "GCL") empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of the performance of their duties as directors and officers. The GCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of stockholders or otherwise.

          Article IV of our Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 102 of the GCL. Our Certificate of Incorporation provides for indemnification of all persons whom it shall have the power to indemnify to the fullest extent permitted pursuant to Sections 102(b)(7) and 145 of the GCL.

          The effect of the foregoing is to require UMDN, Inc. to the extent permitted by law to indemnify the officers and directors of UMDN, Inc. for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling UMDN, Inc. pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

          We do not currently have any liability insurance coverage for our officers and directors.

          Item 25. Other Expenses of Issuance and Distribution

          The following table sets forth the costs and expenses payable by UMDN. in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee:

         SEC registration fee*                                $     184
         State Registration Fees*                             $  15,000
         EDGAR Conversion expense                             $   2,000
         Printing and engraving expenses*                     $  10,000
         Accounting fees and expenses*                        $  25,000
         Legal fees and expenses*                             $  25,000
         Transfer agent's fees and expenses*                  $   2,000
         Escrow agent's fees and expenses*                    $   1,000
         Miscellaneous*                                       $  19,816
                                                              ---------
         Total                                                $ 100,000
                                                              =========
         * Estimated

                Item 26. Recent Sales of Unregistered Securities.

          Set forth below is information regarding the issuance and sales of UMDN, Inc. common stock without registration during the last three years. Other than as set forth below, no such sales involved the use of an underwriter and no commissions were paid in connection with the sale of any securities. All of the issuances were made in arm's length transactions which did not involve a public offering.

          We issued 1,568,485 shares* of common stock to Kent Keith, and 1,568,485 shares* of common stock to Starla Keith, in consideration for their contribution of the initial assets of the company upon inception, valued at approximately $150,000, on August 26, 2000.

          We issued an option to Paula and William Rhoadarmer which they then exercised to purchase 348,552 shares* of common stock for $130,000 between October 20, 2000 and January 9, 2001.

          We issued 2,413 shares* of common stock to Joseph A. Lynch, in consideration for entering into a consulting agreement with the Company, valued at $900, on October 26, 2000.

          We issued 12,065 shares* of common stock to Larry Hagman, in consideration for his agreeing to act as spokesperson for UMDN, valued at $4,500, on April 5, 2001.

          We issued 1,050,000 shares of Series A Preferred Stock to the existing shareholders as a dividend for no consideration on April 6, 2001, which, because it does not fall within the definition of "Sale" as included in Section 2(a)(3) of the Securities Act of 1933 pursuant to 17 CFR Section 231.929, was not required to be registered.

          On May 4, 2001, all the then current shareholders of common stock exchanged all of their outstanding shares of common stock for 1,000,000 shares of common stock of Delta Capital Technologies, Inc. On November 1, 2001, all the prior shareholders elected to exercise an option to reacquire their shares in exchange for the return to Delta Capital Technologies, Inc. of the 1,000,000 shares of common stock of Delta Capital Technologies, Inc. These transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer, which includes its control persons, not involving a public offering.

          We issued 10,500,000 shares of common stock in conversion of the outstanding Series A Preferred Stock on a ten to one basis for no consideration on March 11, 2002, in reliance on exemptions contained in Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued.

          We issued 700,000 shares of common stock and warrants to purchase 700,000 additional shares of common stock to 12 unrelated private investors, 5 of whom are accredited investors and 7 of whom are unaccredited investors, pursuant to a private placement for $175,000 between April 23, 2001 and August 28, 2001. We issued 12,000 shares of common stock and a warrant to purchase an additional 12,000 shares of common stock to an individual, a related party who is an accredited investor, as a finder's fee in connection with the private placement on April 12, 2002.

          We issued 120,000 shares of common stock to creditors of UMDN, Inc. in conversion of $30,000 of outstanding loans on May 25, 2001 in reliance on exemptions contained in Section 3(a)(9) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued.

          We issued options for 1,050,000 shares of common stock to various unrelated and related individuals in consideration for their acting as advisors to the Company or for being members of the Board of Directors of the Company between August 25, 2000 and March 18, 2002.

          We issued 92,000 shares of common stock to Joseph Lynch for services valued at $23,000 on November 15, 2001.

          Except as otherwise noted above, the Company issued the above securities in reliance on exemptions contained in Section 4(2) of the Securities Act of 1933, as amended, and similar exemptions in states in which such securities were issued. The sales of shares (except those noted above as being within different exemptions) were sold for less than $1,000,000.00 in aggregate, were sold without the use of general solicitation or advertising in any form, and UMDN, Inc. undertook to determine that the individuals and entities purchasing the shares were purchasing for their own accounts and to inform such individuals and entities of the limitations on resale of such shares, including placement of a legend on the share certificates issued.

          * Reflects number of shares owned subsequent to the approximate 0.24 for one reverse stock split on April 5, 2001.

                                Item 27. Exhibits

Exhibit

Number            Name

3.1       Certificate of Incorporation*

3.2       Bylaws*

5.        Opinion of Parker, Milliken, Clark, O'Hara & Samuelian*

10.1 Employment Agreement, dated as of August 29, 2000, between UMDN, Inc. and Kent Keith*

10.2 Amendment, dated as of November 1, 2001, to Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Kent Keith*

10.3 Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Starla Keith*

10.4 Amendment, dated as of November 1, 2001, to Employment Agreement, dated August 29, 2000, between UMDN, Inc. and Starla Keith*

10.5 Lease Agreement, dated September 1, 2000, between UMDN, Inc. and Kent and Starla Keith*

10.6 Promissory Note of UMDN in the principal amount of up to $350,000 payable to Kent and Starla Keith*

10.7      2002 Stock Option Plan of UMDN, Inc.*

10.8 Consulting Agreement, dated March 1, 2001, between UMDN, Inc. and Mr. Larry Hagman*

23.1 Consent of Gumbiner, Savett, Finkel, Fingelson & Rose, Inc., dated September 25, 2002

23.2      Consent of Parker,  Milliken,  Clark,  O'Hara & Samuelian (see Exhibit
          5.)*

----------

         *   heretofore filed

                             Item 28. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which the undersigned registrant offers or sells securities, a post-effective amendment to this registration statement to:

          (a) include any Prospectus required by section 10(a)(3) of the Securities Act.

          (b) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining liability under the Securities Act, the undersigned registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

               In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to its registration statement to be signed on its behalf by the undersigned, in the County of Los Angeles, State of California, on September 25, 2002.

         UMDN, INC.


         By:  /s/ Kent Keith
              -------------------------------------
              Kent Keith, President


         By:  /s/ Starla Keith
              -------------------------------------
              Starla Keith, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement was signed by the following persons in the capacities and on the dates indicated.

NAME                                                  TITLE                          DATE

/s/ Kent Keith
-------------------------------                       President and Director         September 25, 2002
Kent Keith

/s/ Starla Keith
-------------------------------                       Chief Financial Officer        September 25, 2002
Starla Keith                                          and Director

/s/ Maj Hagman
-------------------------------                       Director                       September 25, 2002
Maj Hagman

/s/ Gary Horowitz
-------------------------------                       Director                       September 25, 2002
Gary Horowitz

/s/ Michael Posner
-------------------------------                       Director                       September 25, 2002
Michael Posner


23.1 Consent of Gumbiner, Savett, Finkel, Fingelson & Rose, Inc., dated September 25, 2002


                                      II-7